                                                                  EXHIBIT (a)(1)

                              BROADCOM CORPORATION

                 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
              HAVING AN EXERCISE PRICE PER SHARE OF $45.00 OR MORE
                                FOR NEW OPTIONS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M., PACIFIC TIME, ON JUNE 21, 2001,
                         UNLESS THE OFFER IS EXTENDED.

     Broadcom Corporation is offering certain option holders who are current employees of Broadcom or one of our subsidiaries the opportunity to exchange outstanding stock options with an exercise price per share of $45.00 or more for new options that we will grant under our 1998 Stock Incentive Plan, as amended and restated (the "1998 Plan"), to purchase shares of our Class A common stock (the "New Options"). If you choose to tender any Eligible Options (as defined below), you must also tender all of your Required Options. "Required Options" are all options granted to you by Broadcom, or assumed by us in connection with the acquisition of your former employer, after November 23, 2000 regardless of exercise price. For each Eligible Option or Required Option you tender that we accept for exchange, you will receive a New Option exercisable for the same number of shares that were subject to the tendered option. For purposes of the Offer, "option" means a particular option grant to purchase a certain number of shares of our common stock.

     An "Eligible Option" is an option to purchase shares of our Class A or Class B common stock with an exercise price per share of $45.00 or more that is currently outstanding under any of the following stock option plans or arrangements (all such plans and arrangements are sometimes hereinafter referred to as the "Option Plans"):

          (i) our 1998 Plan;

          (ii) any of the following stock option plans or commitments that we have assumed in connection with our acquisition of the plan sponsor: the Allayer Communications 1997 Equity Incentive Plan; the Altima Communications, Inc. 1997 Stock Option Plan; the AltoCom, Inc. 1997 Stock Plan; the BlueSteel Networks, Inc. 1999 Stock Incentive Plan; the Element 14, Inc. Unapproved Share Option Scheme; the Epigram, Inc. 1996 Stock Plan; the Innovent Systems, Inc. 2000 Stock Option/Stock Issuance Plan; the NewPort Communications, Inc. 1998 Stock Option/Stock Issuance Plan; the Pivotal Technologies Corp. 1998 Stock Option Plan; the Puyallup Integrated Circuit Company Amended and Restated 1996 Stock Option Plan; the SiByte, Inc. 1998 Stock Incentive Plan; the SiByte, Inc. 2000 Key Employee Stock Plan; the Silicon Spice Inc. 1996 Stock Option Plan; the Stellar Semiconductor, Inc. 1997 Stock Option/Stock Issuance Plan; and the Stellar Semiconductor, Inc. 1999 Equity Incentive Plan; or

          (iii) either the ServerWorks Corporation 2000 Long Term Incentive Plan or the ServerWorks Corporation Stock Option Plan 1.1, but only if that option was granted after January 4, 2001 to a new employee hired by ServerWorks Corporation after January 4, 2001.
---------------

(C)2001 Broadcom Corporation. All rights reserved. Broadcom(R), the pulse logo(R) and SystemI/O(TM) are trademarks of Broadcom Corporation and/or its affiliates in the United States and certain other countries.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). You are not required to accept the Offer. If you choose to accept the Offer, you may tender any or all of your Eligible Options. If you decide to tender one or more of your Eligible Options but not all of them, then you must tender the entire outstanding portion of each particular Eligible Option you want to have exchanged. IF YOU CHOOSE TO TENDER ANY ELIGIBLE OPTION YOU MUST ALSO TENDER ALL OF YOUR REQUIRED OPTIONS, IF ANY, AND, BY TENDERING ANY OF YOUR ELIGIBLE OPTIONS, YOU WILL AUTOMATICALLY BE DEEMED TO HAVE TENDERED ALL OF YOUR REQUIRED OPTIONS FOR EXCHANGE AND CANCELLATION. For purposes of determining whether an option is a Required Option, an option originally granted by a company that we acquired after November 23, 2000 will be deemed to have been granted on the closing date of the acquisition, when we assumed that option, and not on the date that it was originally granted to you by the company we acquired. Accordingly, all options originally granted by companies that we acquired after November 23, 2000 are Required Options, regardless of exercise price.

     The Offer is subject to conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being tendered.

     WE WILL GRANT YOU A NEW OPTION UNDER THE 1998 PLAN FOR EACH ELIGIBLE OPTION AND EACH REQUIRED OPTION YOU TENDER THAT WE ACCEPT FOR EXCHANGE, BUT ONLY IF YOU CONTINUE TO BE AN EMPLOYEE OF BROADCOM OR ONE OF OUR SUBSIDIARIES THROUGH THE GRANT DATE OF THE NEW OPTION. IF YOU CEASE TO BE EMPLOYED BY BROADCOM OR ANY OF OUR SUBSIDIARIES AFTER WE ACCEPT YOUR TENDERED OPTIONS FOR EXCHANGE AND CANCELLATION AND PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR TENDERED OPTIONS. The New Options will be granted on or after the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. The exercise price of the New Options will be equal to the last reported sale price of our Class A common stock on the Nasdaq National Market on the date of grant. Except with respect to New Options granted in exchange for "Special Options" (as defined below), each New Option will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that on the date the New Option is granted and on any date thereafter, you will be vested in the New Option to the same extent you would have been vested on that date had you retained your tendered option. However, if you are a non-exempt employee, none of your New Options, whether vested or unvested, will become exercisable until the six-month anniversary of the grant date of those New Options.

     A "Special Option" is any Eligible Option granted under the 1998 Plan to a full-time employee before January 1, 2001 with a vesting schedule measured from a vesting commencement date after July 1, 2001. Each New Option granted in exchange for a Special Option will vest in 48 equal monthly installments, and the vesting commencement date will be the date we first grant Supplemental Options, which we expect to be shortly after the Offer expires.

     All tendered options accepted by us pursuant to the Offer will be cancelled.

     Any Eligible Option that you do not tender will remain outstanding in accordance with its terms. With respect to each Eligible Option that you do not tender pursuant to the Offer or that is not accepted by us for exchange and cancellation, you will be granted a "Supplemental Option" under the 1998 Plan to purchase shares of our Class A common stock, but only if you continue to be an employee of Broadcom or one of our subsidiaries through the grant date of the Supplemental Option. If you do not tender any of your Eligible Options for exchange, your Supplemental Options are expected to be granted shortly after the Offer expires. However, if you tender, and we accept, one or more but not all of your Eligible Options for exchange, your Supplemental Options with respect to the Eligible Options you did not tender will not be granted until the date the New Options are granted. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our Class A common stock on the Nasdaq National Market on the grant date. The number of shares of our Class A common stock for which each Supplemental Option will be granted will be a specified percentage of the number of shares of common stock subject to the outstanding Eligible Option to which the Supplemental Option relates. The applicable percentage for each Supplemental Option will vary in accordance with the exercise price currently in effect for the corresponding Eligible Option. In addition, for earn-out options that are subject to adjustments in the number of shares subject to those options upon the attainment of certain performance milestones, the applicable percentage will only be applied to the number of shares subject to those options immediately after we assumed them, to the extent those options remain unexercised, and not to any additional shares for which those options may be, or in the future become, exercisable as a result of achieving such milestones.

     As of May 18, 2001 options to purchase 69,009,598 shares of our Class A common stock and options to purchase 14,370,786 shares of our Class B common stock were issued and outstanding under our various stock option plans, including Eligible Options and Required Options to purchase up to 44,788,584 shares of our Class A common stock and Eligible Options and Required Options to purchase up to 173,967 shares of our Class B common stock.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. OUR EXECUTIVE OFFICERS ARE ELIGIBLE TO PARTICIPATE IN THE OFFER. MEMBERS OF OUR BOARD OF DIRECTORS ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

     Shares of our Class A common stock are quoted on the Nasdaq National Market under the symbol "BRCM." On May 23, 2001 the last reported sale price of our Class A common stock on the Nasdaq National Market was $42.22 per share. THE NEW OPTIONS WILL NOT BE GRANTED UNTIL ON OR AFTER THE FIRST TRADING DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT TENDERED OPTIONS ARE ACCEPTED FOR EXCHANGE AND CANCELLED, BUT NO LATER THAN JANUARY 31, 2002. THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS WILL BE EQUAL TO THE LAST SALE PRICE OF OUR CLASS A COMMON STOCK AS REPORTED ON THE NASDAQ NATIONAL MARKET ON THE DATE OF GRANT. THE EXERCISE PRICE PER SHARE OF YOUR SUPPLEMENTAL OPTIONS WILL BE EQUAL TO THE LAST REPORTED SALE PRICE OF OUR CLASS A COMMON STOCK ON THE DATE WE GRANT YOUR SUPPLEMENTAL OPTIONS. THE EXERCISE PRICE OF YOUR NEW OPTIONS OR SUPPLEMENTAL OPTIONS MAY BE HIGHER OR LOWER THAN THE CURRENT PRICE OF OUR CLASS A COMMON STOCK, AND IT MAY BE HIGHER OR LOWER THAN THE EXERCISE PRICE PER SHARE OF YOUR ELIGIBLE OPTIONS AND/OR REQUIRED OPTIONS. THE MARKET PRICE OF OUR CLASS A COMMON STOCK HAS DECLINED SUBSTANTIALLY OVER THE LAST YEAR AND HAS BEEN SUBJECT TO HIGH VOLATILITY. OUR CLASS A COMMON STOCK MAY TRADE AT PRICES BELOW THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS. IN THAT CASE, DEPENDING ON THE EXERCISE PRICE OF YOUR TENDERED OPTIONS AND OTHER FACTORS, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU ARE TENDERING FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR CLASS A COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR CLASS A COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS OR AT ANY TIME IN THE FUTURE. YOU SHOULD CAREFULLY CONSIDER THESE UNCERTAINTIES BEFORE DECIDING WHETHER TO ACCEPT THE OFFER.

     You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to the Shareholder Services Department or Human Resources Department, Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616 (telephone:
(949) 585-6400 or (949) 585-5700; e-mail: tenderoffer@broadcom.com).

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION THAT IS DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616, Attn:
Shareholder Services Department, or to your designated authorized company representative, if applicable. We will inform you promptly after commencement of the offer of the identity of your designated authorized company representative, if applicable.

     We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

     THE THRESHOLD EXERCISE PRICE WE HAVE SET TO DETERMINE WHICH OPTIONS MAY BE TENDERED IN RESPONSE TO THIS OFFER, DOES NOT, AND IS NOT MEANT TO, REFLECT OUR VIEW OF WHAT THE TRADING PRICE OF OUR CLASS A COMMON STOCK WILL BE IN THE SHORT, MEDIUM OR LONG TERM.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................    1
THE OFFER........................................................   15
1.   NUMBER OF OPTIONS; EXPIRATION DATE..........................   15
2.   PURPOSE OF THE OFFER........................................   16
3.   STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED; SUPPLEMENTAL
     OPTIONS.....................................................   17
4.   PROCEDURES FOR TENDERING OPTIONS............................   20
5.   WITHDRAWAL RIGHTS...........................................   21
6.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW
     OPTIONS.....................................................   21
7.   CONDITIONS OF THE OFFER.....................................   24
8.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS..........   26
9.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS....   27
10.  NEW OPTIONS AND SUPPLEMENTAL OPTIONS WILL DIFFER FROM
     ELIGIBLE AND REQUIRED OPTIONS...............................   32
11.  INFORMATION CONCERNING BROADCOM.............................   33
12.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
     ARRANGEMENTS CONCERNING THE OPTIONS.........................   34
13.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
     CONSEQUENCES OF THE OFFER...................................   35
14.  LEGAL MATTERS; REGULATORY APPROVALS.........................   36
15.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............   36
16.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..................   37
17.  FEES AND EXPENSES...........................................   38
18.  ADDITIONAL INFORMATION......................................   38
19.  MISCELLANEOUS...............................................   39

SCHEDULE I   INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
             OF BROADCOM CORPORATION
APPENDIX A   SUMMARY OF TERMS OF NEW OPTIONS AND SUPPLEMENTAL OPTIONS
             COMPARED WITH THE TERMS OF THE ELIGIBLE OPTIONS AND REQUIRED
             OPTIONS TO BE EXCHANGED AND CANCELLED

                          INDEX TO SUMMARY TERM SHEET

QUESTION                                                                 PAGE
--------                                                                 ----
   1.      Why are you making the Offer?...............................    2
   2.      What securities are you offering to exchange?...............    2
   3.      What is the difference between an Eligible Option and a
           Required Option?............................................    2
   4.      Who is eligible to participate in the Offer?................    2
   5.      Are employees located outside the United States eligible to
           participate?................................................    3
   6.      May I tender either vested or unvested options?.............    3
   7.      With respect to each of my Eligible Options, do I have to
           tender the entire option or may I decide to tender only a
           portion of the option?......................................    3
   8.      May I tender options that I have already exercised?.........    3
   9.      What is the "Grant Date" of options that you assumed in
           connection with your acquisition of my former employer?.....    3
  10.      How many New Options will I receive in exchange for my
           tendered options?...........................................    4
  11.      When will the New Options vest?.............................    4
  12.      What happens if I do not accept the Offer? What are
           Supplemental Options?.......................................    5
  13.      When will the Supplemental Options Vest?....................    7
  14.      What is the difference between a New Option and a
           Supplemental Option?........................................    8
  15.      Can I tender one or some of my Eligible Options and receive
           Supplemental Options with respect to the Eligible Options I
           retain?.....................................................    8
  16.      What are the conditions to the Offer?.......................    8
  17.      Must I remain an employee of Broadcom to get New Options or
           Supplemental Options?.......................................    8
  18.      What if I am not an employee of Broadcom when the New
           Options or Supplemental Options are granted and begin to
           vest?.......................................................    9
  19.      What happens if after I tender my options I leave Broadcom
           or am terminated as an employee?............................    9
  20.      When will I receive my New Options and Supplemental
           Options?....................................................    9
  21.      Why won't I receive my New Options and Supplemental Options
           immediately after the expiration date of the Offer?.........   10
  22.      What will be the exercise price of the New Options and the
           Supplemental Options?.......................................   10
  23.      Will the New Options be different from my Eligible Options
           and my Required Options?....................................   10
  24.      If I tender options in the Offer, will I be eligible to
           receive other option grants before I receive my New
           Options?....................................................   11
  25.      What happens to "earn-out" options assumed in connection
           with your acquisitions of Allayer Communications,
           ServerWorks Corporation and SiByte, Inc.?...................   11
  26.      What happens if Broadcom merges into or is acquired by
           another company?............................................   12
  27.      Will I have to pay taxes if I tender my options in the
           Offer?......................................................   12
  28.      Will my New Options be incentive stock options?.............   13
  29.      Will my Supplemental Options be incentive stock options?....   13
  30.      When does the Offer expire? Can the Offer be extended, and
           if so, how will I be notified if it is extended?............   13
  31.      How and when do I tender my options?........................   13
  32.      During what period of time may I withdraw previously
           tendered options?...........................................   14
  33.      What do you think of the Offer?.............................   14
  34.      Who can I talk to if I have questions about the Offer?......   14

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Letter of Transmittal. We have included page references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary.

 1. WHY ARE YOU MAKING THE OFFER?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders. (Page 16)

 2. WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

     We are offering to exchange all stock options held by current employees with an exercise price per share of $45.00 or more that are outstanding under the Option Plans for New Options to be granted under our 1998 Plan. If you elect to tender any of your Eligible Options, you must also tender all of your Required Options, and, by tendering any of your Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. Required Options are all options, including Eligible Options, granted to you (or assumed by us) after November 23, 2000 under any of the Option Plans, regardless of exercise price. For purposes of determining whether an option is a Required Option, an option originally granted by a company we acquired after November 23, 2000 will be deemed to have been granted on the closing date of the acquisition, when we assumed that option, and not on the date that it was originally granted by the company we acquired. Accordingly, all options originally granted by companies that we acquired after November 23, 2000 are Required Options, regardless of their exercise price. We will distribute to you a personal summary of the options that have been granted to you, including information relating to grant date and exercise price. (Page 15)

 3. WHAT IS THE DIFFERENCE BETWEEN AN ELIGIBLE OPTION AND A REQUIRED OPTION?

     An Eligible Option is any option outstanding under one of the Option Plans with an exercise price per share of $45.00 or more. A Required Option is any option granted to you by Broadcom, or assumed by us in connection with the acquisition of your former employer, after November 23, 2000, regardless of exercise price. If you choose to tender any of your Eligible Options, then you must also tender all of your Required Options. By tendering any Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

 4. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

     All current employees of Broadcom and our subsidiaries, including our executive officers, are eligible to participate in the Offer to the extent they hold outstanding Eligible Options. Members of our board of directors are not eligible to participate in the Offer. (Page 15)

 5. ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

     All current employees, including employees located outside the United States, holding Eligible Options may participate in the Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. We have distributed with this Offer to Exchange short summaries of some of these consequences for our non-U.S. employees located in some of these countries. If you are an employee located outside the United States, you should review the relevant summary and consult your individual tax, legal and investment advisors. (Page 15)

 6. MAY I TENDER EITHER VESTED OR UNVESTED OPTIONS?

     Yes. You may tender any or all of your Eligible Options, whether or not they are vested. But if you choose to accept the Offer with respect to any of your Eligible Options, you must also tender all of your Required Options, whether or not they have vested.

 7. WITH RESPECT TO EACH OF MY ELIGIBLE OPTIONS, DO I HAVE TO TENDER THE ENTIRE OPTION OR MAY I DECIDE TO TENDER ONLY A PORTION OF THE OPTION?

     You may choose to tender one Eligible Option in its entirety and not tender another. You may not tender less than all of a particular outstanding option. In addition, if any one of your Eligible Options consists of one portion classified as an incentive stock option and the other portion classified as a non-statutory or "non-qualified" stock option, the incentive stock option portion and the non-statutory stock option portion constitute one Eligible Option and, to the extent it remains outstanding, the entire Eligible Option must be tendered if you want to tender either portion.

     For example, if you have received, in each case on or before November 23, 2000, two Eligible Options, you may choose to tender neither option, both options or one option. However, if you wish to tender an Eligible Option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option. (Page 23)

     You are not required to accept the Offer. However, if you choose to tender any Eligible Option for exchange, you must tender all of your Required Options, if any. By tendering any Eligible Option, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

 8. MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

     The Offer only pertains to options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

 9. WHAT IS THE "GRANT DATE" OF OPTIONS THAT YOU ASSUMED IN CONNECTION WITH YOUR ACQUISITION OF MY FORMER EMPLOYER?

     If you were originally employed by a company that we acquired and you held one or more options granted to you by that company before the acquisition, then we assumed those options in the acquisition and converted them into options to acquire our common stock on the basis of the share exchange ratio in effect for the acquisition. Adjustments have also been made to the exercise price payable per share to reflect that exchange ratio. For purposes of determining whether those options are included within the category of your Required Options, as a result of certain accounting rules the closing date of the acquisition, when we assumed those options, will be considered their grant date, and not the date on which those options were originally granted to you by your former employer.

     For example, if you were granted one option by your former employer, and that option was granted on September 15, 1999, and we subsequently acquired your former employer on December 20, 2000, we would have assumed that option on the closing date of the acquisition and converted it into an option to acquire our common stock. The December 20, 2000 closing date of the acquisition, when we assumed that option, will be considered the grant date of that option for purposes of the Offer. As a result, your September 15, 1999 option will be a Required Option if you tender any of your Eligible Options pursuant to the Offer. If we granted you an option on January 9, 2001 with an exercise price per share of $97.00 and you elect to tender that Eligible Option, you must also tender the option granted to you by your former employer on September 15, 1999, regardless of the exercise price of that option. In addition, if the September 15, 1999 option is an Eligible Option because it has an exercise price per share of $45.00 or more and you choose to tender that option pursuant to the Offer, the option granted to you by us on January 9, 2001 will be a Required Option that must be tendered with the September 15, 1999 option. (Page 15)

 10. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     The number of shares of our common stock subject to each New Option we grant pursuant to the Offer will be the same as the number of shares of our common stock subject to the Eligible Option or Required Option you tendered in exchange for that New Option, subject to adjustment for any stock split, share combination or the like occurring prior to the grant date of the New Options. All New Options will be granted under our 1998 Plan and will be subject to the terms and conditions of the 1998 Plan and a new stock option agreement between you and Broadcom. All New Options will be options to purchase shares of our Class A common stock, even if the corresponding tendered option was an option to purchase shares of our Class B common stock. All tendered options that we accept for exchange will be cancelled, along with the corresponding stock option agreement, and you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of those cancelled options. (Page 18; Appendix A)

11. WHEN WILL THE NEW OPTIONS VEST?

     Except with respect to New Options granted in exchange for Special Options, each New Option granted in exchange for any tendered option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding Eligible Option or Required Option that you tender pursuant to the Offer and that we accept for exchange and cancel. However, if you are a non-exempt employee under the federal wage laws, then none of your New Options, whether vested or unvested, will become exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your New Options will be vested and become exercisable for the same number of shares for which your corresponding Eligible Option or Required Option would have been vested and exercisable at that time had you not tendered that option pursuant to the Offer. If you are a non-exempt employee whose employment with us terminates before your New Option becomes exercisable, then you will have until the later of three months after your termination date or nine months after the grant date of your New Option in which to exercise that option for any shares for which it is vested at the time of your termination, based on the same vesting schedule that applied to the tendered option your New Option replaced.

     A Special Option is any Eligible Option granted under the 1998 Plan to a full-time employee before January 1, 2001 with a vesting schedule measured from a vesting commencement date after July 1, 2001. Each New Option granted in exchange for a Special Option will have a 48-month vesting schedule, and the vesting commencement date will be the date we first grant Supplemental Options, which we expect to be shortly after the Offer expires.

     The New Options will be granted on or after the first trading day that is at least six months and one day after the date we accept for exchange and cancel Eligible Options and Required Options tendered pursuant to the Offer, but no later than January 31, 2002. Therefore, even if the Eligible Options and Required Options you tender are vested, you will not have any right to purchase shares of our common stock thereunder once they are cancelled. As explained above, you must continue to be an employee of Broadcom or one of our subsidiaries through the grant date of the New Options in order to receive New Options. If your employment terminates before that date, then you will not be granted any New Options, and you will not receive any other payment or consideration for your tendered options. (Page 21)

12. WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER? WHAT ARE SUPPLEMENTAL OPTIONS?

     All Eligible Options that you choose not to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms.

     With respect to each of your Eligible Options that you do not tender or that we do not accept for exchange and cancellation, we will grant you a Supplemental Option under the 1998 Plan to purchase shares of our Class A common stock, but only if you continue to be an employee of Broadcom or one of our subsidiaries through the grant date of that Supplemental Option. If you do not tender any of your Eligible Options for exchange, your Supplemental Options are expected to be granted shortly after the Offer expires. However, if you tender one or more Eligible Options for exchange but do not tender all of your Eligible Options, you will only receive Supplemental Options with respect to the Eligible Options that you did not tender, and those Supplemental Options will be granted on the same date your New Options are granted. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our Class A common stock on the Nasdaq National Market on the grant date. The number of shares purchasable under each Supplemental Option will be equal to a specified percentage of the number of shares currently subject to each of your Eligible Options that are not tendered by you or accepted for exchange and cancelled by us pursuant to the Offer and that are outstanding on the grant date of the Supplemental Option (except as described below with respect to earn-out options). The applicable percentage for each Supplemental Option will be based upon the exercise price of each such Eligible Option in accordance with the following schedule:

           EXERCISE PRICE
------------------------------------
AT LEAST         AND          BELOW    PERCENTAGE
-------                      -------       --
$200.00                      $220.00       50%
$195.00                      $200.00       49%
$190.00                      $195.00       48%
$185.00                      $190.00       47%
$180.00                      $185.00       46%
$175.00                      $180.00       45%
$170.00                      $175.00       44%
$165.00                      $170.00       43%
$160.00                      $165.00       42%
$155.00                      $160.00       41%
$150.00                      $155.00       40%
$146.00                      $150.00       39%
$142.00                      $146.00       38%
$138.00                      $142.00       37%
$134.00                      $138.00       36%
$130.00                      $134.00       35%
$127.00                      $130.00       34%
$124.00                      $127.00       33%
$121.00                      $124.00       32%
$118.00                      $121.00       31%
$115.00                      $118.00       30%
$112.00                      $115.00       29%
$109.00                      $112.00       28%
$106.00                      $109.00       27%
$103.00                      $106.00       26%
$100.00                      $103.00       25%
$ 98.00                      $100.00       24%
$ 96.00                      $ 98.00       23%
$ 94.00                      $ 96.00       22%
$ 92.00                      $ 94.00       21%
$ 90.00                      $ 92.00       20%
$ 88.00                      $ 90.00       19%
$ 86.00                      $ 88.00       18%
$ 84.00                      $ 86.00       17%
$ 82.00                      $ 84.00       16%
$ 80.00                      $ 82.00       15%
$ 78.00                      $ 80.00       14%
$ 76.00                      $ 78.00       13%
$ 74.00                      $ 76.00       12%
$ 72.00                      $ 74.00       11%
$ 70.00                      $ 72.00       10%
$ 65.00                      $ 70.00        9%
$ 60.00                      $ 65.00        8%
$ 55.00                      $ 60.00        7%
$ 50.00                      $ 55.00        6%
$ 45.00                      $ 50.00        5%

     For earn-out options that are subject to adjustments in the number of shares subject to those options upon the attainment of certain performance milestones, the applicable percentage will only be applied to the number of shares subject to those options immediately after we assumed them, to the extent those options remain unexercised, and not to any additional shares for which those options may be, or in the future may become, exercisable as a result of achieving such milestones.

     Based on the Eligible Options outstanding on May 18, 2001, if no Eligible Options are tendered pursuant to the Offer, we will grant Supplemental Options to purchase approximately 10.0 million shares of our Class A common stock. If (as we expect) Eligible Options are tendered and accepted for exchange, the number of Supplemental Options we issue will be lower. (Page 17)

13.  WHEN WILL THE SUPPLEMENTAL OPTIONS VEST?

     Each Supplemental Option will have its own vesting schedule that differs from that of the Eligible Option to which it relates. If you have completed at least one year of continuous employment with us at the time the Supplemental Option is granted, then each Supplemental Option will vest and become exercisable in a series of 48 successive equal monthly installments upon your completion of each month of employment with us over the 48-month period measured from the new grant date. If you have not completed one year of continuous employment with us at the time the Supplemental Option is granted, the 48-month vesting period will not begin until you complete one year of continuous employment with us, at which time the option will begin to vest and become exercisable in a series of 48 equal monthly installments upon your completion of each month of employment with us over the 48-month period measured from your completion of one year of continuous employment. However, the following vesting provisions will also apply to the Supplemental Options:

          (i) If you tender one or more of your Eligible Options in exchange for New Options, your Supplemental Options will be granted on the same date the New Options are granted, but each of those Supplemental Options will have the same vesting schedule and same vesting commencement date as the Supplemental Options granted earlier to individuals who do not tender any Eligible Options for exchange.

          (ii) If you are a "non-exempt employee" under the U.S. federal wage laws, none of your Supplemental Options will become exercisable until six months after the grant date, and the following provisions will apply:

             (a) If you have completed at least one year of continuous employment with us as of the end of such six month period, each of your Supplemental Options will at that time become exercisable for one forty-eighth of the shares subject to that option multiplied by the number of months measured from the later of the grant date of the Supplemental Option or the date you completed one year of continuous employment, and the balance will become exercisable in successive equal monthly installments over the remainder of the 48-month vesting schedule.

             (b) If you are a non-exempt employee who will not have completed at least one year of continuous employment with us by the end of the six-month period following the grant date of your Supplemental Option, that option will become exercisable in 48 successive equal monthly installments upon your completion of each calendar month of employment with us following your one year anniversary of continuous employment with us.

             (c) If you are a non-exempt employee who also tenders one or more Eligible Options, your Supplemental Options, if any, will be granted on the same date as your New Options are granted. Your Supplemental Options will not become exercisable until six months after that deferred grant date, but when that Supplemental Option becomes exercisable, it will have the same vesting schedule and the same vesting commencement date as in effect for the Supplemental Options granted to individuals who do not tender any of their Eligible Options for exchange.

             (d) Should your employment terminate before your Supplemental Option becomes exercisable, you will have until the later of three months after your termination date or nine months after the grant date of your Supplemental Option in which to exercise that option to the extent it was vested on your termination date. For such purpose, your Supplemental Option will vest at the rate of one forty-eighth of the shares subject to the option for each full month of employment you complete after the later of the grant date of that option or your completion of one year of continuous employment with us. (Page 17)

14. WHAT IS THE DIFFERENCE BETWEEN A NEW OPTION AND A SUPPLEMENTAL OPTION?

     A New Option is an option that we will grant in exchange for each Eligible Option and each Required Option tendered and accepted by us for exchange and cancellation. New Options will be granted on or after the first trading day that is at least six months and one day after the tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. The number of shares for which each New Option is exercisable will be equal to the number of shares for which the tendered option was exercisable.

     A Supplemental Option is an option that we will grant to holders of Eligible Options that are not tendered or are not accepted by us for exchange and cancellation. We expect to grant Supplemental Options shortly after the Offer expires to option holders who do not exchange any of their Eligible Options for New Options. We will grant Supplemental Options on the grant date for New Options to option holders who exchange at least one Eligible Option for a New Option.

     New Options and Supplemental Options will be granted under the 1998 Plan and will be subject to the terms and conditions of the 1998 Plan. (Page 27; Appendix A)

15. CAN I TENDER ONE OR SOME OF MY ELIGIBLE OPTIONS AND RECEIVE SUPPLEMENTAL OPTIONS WITH RESPECT TO THE ELIGIBLE OPTIONS I RETAIN?

     Yes. As a result of certain accounting rules, if you choose to tender any Eligible Option, you must tender all of your Required Options, if any, and, by tendering any of your Eligible Options, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. You will not receive a Supplemental Option with respect to any Eligible Options that you tender and that we accept for exchange and cancellation. And if you tender one or more Eligible Options for exchange, your Supplemental Options, if any, will not be granted until your New Options are granted. (Page 35)

16.  WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon a minimum number of options being tendered. (Page 24)

17. MUST I REMAIN AN EMPLOYEE OF BROADCOM TO GET NEW OPTIONS OR SUPPLEMENTAL OPTIONS?

     Yes. To receive a New Option or a Supplemental Option under the 1998 Plan, you must remain an employee of Broadcom or one of our subsidiaries through the date we grant the New Options or the Supplemental Options, as applicable. As discussed below, the New Options will be granted on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. We expect to grant Supplemental Options shortly after the Offer expires and, to those participating in the Offer, if applicable, on the date that their New Options are granted. The grant date of any particular Supplemental Option will depend on whether the option holder tenders, and we accept for exchange and cancellation, any of that option holder's Eligible Options.

     IF YOU DO NOT REMAIN AN EMPLOYEE OF BROADCOM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH THE DATE YOUR NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR

EXCHANGE AND CANCELLED. THIS RULE APPLIES REGARDLESS OF THE REASON YOUR EMPLOYMENT TERMINATED AND WHETHER AS A RESULT OF VOLUNTARY RESIGNATION, INVOLUNTARY TERMINATION, DEATH OR DISABILITY. (Page 15)

18. WHAT IF I AM NOT AN EMPLOYEE OF BROADCOM WHEN THE NEW OPTIONS OR SUPPLEMENTAL OPTIONS ARE GRANTED AND BEGIN TO VEST?

     If you are not an employee of Broadcom or one of our subsidiaries when New Options or Supplemental Options to which you would otherwise have been entitled are granted, you will not be granted any New Options or Supplemental Options. Your Eligible Options and your Required Options may currently be fully or partially vested. If you do not accept the Offer, when your employment with us ends, you generally will be able to exercise your Eligible Options and your Required Options, if any, during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends. But, if you accept the Offer, your tendered options will be cancelled, and you will not be eligible to receive New Options or Supplemental Options, if applicable, if you are not employed by us from the date you tender your Eligible Options and Required Options through the grant date of the New Options and/or Supplemental Options, if applicable. (Page 15)

19. WHAT HAPPENS IF AFTER I TENDER MY OPTIONS I LEAVE BROADCOM OR AM TERMINATED AS AN EMPLOYEE?

     If your employment with us terminates for any reason prior to the expiration of the Offer, your tendered options will automatically be withdrawn, and you may exercise those options in accordance with their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any New Options in exchange therefor, and you will also not receive any Supplemental Options. If your employment with us terminates for any reason after your tendered options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option grant or to have your cancelled options returned or to receive any payment for your cancelled options. You will also not receive any Supplemental Options. You will only be entitled to receive a New Option grant if you remain continuously employed by us through and including the date of grant. If your employment terminates after the date of grant, you will only be able to exercise the New Options to the extent they are vested at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

     THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS OR SUPPLEMENTAL OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

20.  WHEN WILL I RECEIVE MY NEW OPTIONS AND MY SUPPLEMENTAL OPTIONS?

     We will grant the New Options on or after the first trading day that is at least six months and one day after the date we accept and cancel tendered options, but no later than January 31, 2002. If we accept and cancel tendered options on June 21, 2001, which is the scheduled expiration date of the Offer, the grant date of the New Options will be on or after December 24, 2001, but no later than January 31, 2002. The Expiration Date may be extended. If you do not tender, and we do not accept for exchange and cancel, any of your Eligible Options, we expect to grant you Supplemental Options, if any, shortly after the Offer expires. If you participate in the Offer with respect to only some of your Eligible Options, any Supplemental Options for which you may be eligible, will be granted on the same date as your New Options. (Page 21)

21. WHY WON'T I RECEIVE MY NEW OPTIONS AND SUPPLEMENTAL OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the New Options and Supplemental Options, if any, to option holders participating in the Offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options and those Supplemental Options for at least six months and one day, we will not have to record such a compensation expense with respect to those options. (Page 35)

22. WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS AND THE SUPPLEMENTAL OPTIONS?

     The exercise price per share of the New Options will be equal to the last reported sale price of our Class A common stock on the Nasdaq National Market on the date we grant the New Options. The exercise price per share of a Supplemental Option will be equal to the last reported sale price of our Class A common stock on the date we grant that Supplemental Option. Accordingly, we cannot predict the exercise price of the New Options or the Supplemental Options, which may be higher or lower than the current market price of our Class A common stock. The last reported sale price per share of our Class A common stock on the Nasdaq National Market on May 23, 2001 was $42.22. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL ON OR AFTER THE FIRST TRADING DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE ACCEPT AND CANCEL THE OPTIONS TENDERED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR TENDERED OPTIONS. IN ADDITION, AFTER THE GRANT OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS, OUR CLASS A COMMON STOCK MAY TRADE AT A PRICE BELOW THE EXERCISE PRICE PER SHARE OF THOSE OPTIONS. IN THAT CASE, DEPENDING ON THE EXERCISE PRICE OF YOUR TENDERED OPTIONS AND OTHER FACTORS, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU ARE TENDERING FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR CLASS A COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR CLASS A COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS OR AT ANY TIME IN THE FUTURE. (Page 21)

23. WILL THE NEW OPTIONS BE DIFFERENT FROM MY ELIGIBLE OPTIONS AND MY REQUIRED OPTIONS?

     To the extent your Eligible Options and your Required Options were granted under our 1998 Plan, the New Options granted in exchange for those options generally will have substantially the same terms and conditions as those options, except for the new exercise price and a new ten-year maximum term.

     If your existing options were originally granted directly by a company we acquired or under an option plan sponsored by a company that we acquired, those existing options may contain certain features, such as accelerated vesting under certain circumstances, early exercise periods and/or longer exercise periods following termination of employment, which will not be included within the terms of the New Options you will receive under the 1998 Plan.

     If any of your options were granted by such an acquired company, you should consult the chart in Appendix A, which sets forth certain special features that those options may currently contain. None of those special features or any other special features which may form part of your existing options will be included in the New Options granted you under the 1998 Plan, and by tendering your existing options for New Options, you are automatically agreeing to the elimination of those special features. (Appendix A)

     Additionally, each New Option will be an option to purchase shares of our Class A common stock, even if your tendered Eligible Option or Required Option was an option to purchase shares of our Class B common stock. Each share of Class A common stock is entitled to one vote per share, whereas each share of Class B common stock is entitled to ten votes per share. Holders of common stock will vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which issuance currently requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board of Directors then in office.

     The tax status of your New Options may differ from that of your tendered Eligible Options and Required Options. (Question 28.)

     The stock option agreement for each New Option, as well as each Supplemental Option, will provide that any dispute relating to the option will be settled by mandatory arbitration.

     New Options granted to employees located outside the United States may be subject to certain restrictions and limitations. As a result, an alternative form of stock option agreement may be required for New Options granted to employees located outside the United States.

24. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     No. If we accept any of the options you tender pursuant to the Offer, you will not receive any other option grants for which you might otherwise be eligible, including without limitation Supplemental Options and any discretionary "focal" options you may be awarded as part of our annual focal grant process, until the grant date for your New Options. If we were to grant you any options sooner than six months and one day after cancelling your tendered options, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options. (Page 35)

     On the other hand, if you do not tender any of your Eligible Options in the Offer, you will receive any Supplemental Option grant for which you are eligible and any discretionary "focal" option you may be awarded as part of our annual focal grant process shortly after the Offer expires. All focal grants for calendar year 2001, whether made at the normal time for those grants or at a later date when the New Options are granted, will have the same vesting schedule measured from the same vesting commencement date. However, the exercise price of each Supplemental Option grant and each focal grant will be the last reported sale price of our Class A common stock on the Nasdaq National Market on the date that option is granted. As a result, the date on which the exercise price of those options is determined will depend on whether or not you choose to accept the Offer with respect to any Eligible Options, and consequently the exercise prices may differ. (Page 21)

25. WHAT HAPPENS TO "EARN-OUT" OPTIONS ASSUMED IN CONNECTION WITH YOUR ACQUISITIONS OF ALLAYER COMMUNICATIONS, SERVERWORKS CORPORATION AND SIBYTE, INC.?

     Certain Eligible Options or Required Options have a conversion ratio or other adjustment mechanism that increases the number of shares subject to those options if certain performance milestones are attained. In general, if Broadcom assumed your options in connection with its acquisition of Allayer Communications, ServerWorks Corporation or SiByte, Inc., the respective earn-out provisions in those transactions may entitle you to receive additional shares, which could be up to approximately .25 shares, .83 shares or .67 shares, respectively, for each option share outstanding, if the performance milestones are achieved.

     If you tender options that have such a conversion ratio or other adjustment mechanism, those features will be preserved in the New Options granted to you in exchange for those earn-out options. But the New Options will not be granted until at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. If earn-out milestones are attained prior to the grant date of the New Options, the New Options will be adjusted accordingly, but no adjustment will be effective until the New Options are granted. As a result, any adjustments that would otherwise be made to tendered earn-out options upon the attainment of the applicable milestones during the period between the date your earn-out option is accepted for exchange and cancelled and the date your New Option is granted, will be delayed until the new grant date. Furthermore, if your employment with Broadcom terminates prior to the grant date of the New Option, you will forfeit all earn-out adjustments even if the performance milestones are achieved prior to the grant date of the New Option.

     If you retain any Eligible Option with such a conversion rate or other adjustment mechanism, the number of shares subject to the Supplemental Option you will receive with respect to the retained Eligible Option will be determined by applying the applicable percentage to the number of shares subject to that retained Eligible Option immediately after we assumed it, to the extent it remains unexercised, and not to any additional shares for which such option may be, or may in the future become, exercisable as a result of such conversion rate or other adjustment mechanism. (Page 22)

26.  WHAT HAPPENS IF BROADCOM MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

     If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the New Options and Supplemental Options are granted, the surviving corporation would automatically assume Broadcom's obligations with respect to the Offer. The New Options and Supplemental Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received upon exercise of your options multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock.

     If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the New Options and Supplemental Options are granted, the obligations of Broadcom in connection with the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options or Supplemental Options would be granted in the event of such an acquisition.

     If we merge into or are acquired by another company after the grant of the New Options and Supplemental Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options and Supplemental Options are not assumed or replaced with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition. If the options are not exercised prior to the acquisition, they would terminate. (Page 23)

27.  WILL I HAVE TO PAY TAXES IF I TENDER MY OPTIONS IN THE OFFER?

     If you tender any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the options. In addition, the grant of the New Options or Supplemental Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

     All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review the relevant summary, and you should consult your individual tax advisor before deciding whether or not to participate in the Offer. (Page 36)

28.  WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     The New Options will be designed to qualify as incentive stock options under the U.S. federal tax laws, to the maximum extent permissible. For regular U.S. federal income tax purposes, an individual does not recognize any taxable income at the time an incentive stock option is granted or exercised. For alternative minimum tax purposes under U.S. federal income tax laws, the optionee will recognize taxable income at the time the incentive stock option is exercised, and that alternative minimum taxable income will be equal to the amount by which the fair market value of the shares purchased under the incentive stock option on the exercise date exceeds the exercise price paid for those shares.

     Because of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is likely that a substantial portion of the New Options granted in exchange for your tendered options will be non-statutory or "non-qualified" options under U.S. federal tax laws. In addition, any incentive stock option that is not exercised within three months after termination of employment will automatically become a non-statutory option. An individual does not recognize any taxable income when a non-statutory option is granted. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. (Page 36)

29.  WILL MY SUPPLEMENTAL OPTIONS BE INCENTIVE STOCK OPTIONS?

     The Supplemental Options will be designed to qualify as incentive stock options under the U.S. federal tax laws, to the maximum extent permissible. The balance of the Supplemental Options will be non-statutory options, with tax consequences similar to those discussed above in Question 28. (Page 36)

30. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The Offer expires on June 21, 2001, at 5:00 p.m., Pacific Time, unless it is extended by us.

     Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the Offer period. We currently intend to communicate any such extension to you by e-mail, but we reserve the right to use other means of announcement. (Page 15; Page 37)

31.  HOW AND WHEN DO I TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific Time, on June 21, 2001, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal to Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616, Attn.:
Shareholder Services Department, or to your designated authorized company representative, if applicable. We will inform you promptly after commencement of the Offer of the identity of your designated authorized company representative, if applicable. You will be required to indicate in the Letter of Transmittal the particular options you are tendering, including the Required Options. If the Offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the Offer. WE WILL NOT ACCEPT DELIVERY OF ANY LETTER OF TRANSMITTAL AFTER EXPIRATION OF THE OFFER. IF WE DO NOT RECEIVE A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL FROM YOU PRIOR TO THE EXPIRATION OF THE OFFER, WE WILL NOT ACCEPT ANY OF YOUR OPTIONS FOR EXCHANGE AND YOU WILL NOT BE GRANTED ANY NEW OPTIONS, BUT YOU WILL BE GRANTED A SUPPLEMENTAL OPTION WITH RESPECT TO YOUR ELIGIBLE OPTIONS, IF ANY.

     We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options and Required Options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such properly tendered Eligible and Required Options promptly after the expiration of the Offer. (Page 20)

     If you tender any Eligible Option pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation.

32.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on June 21, 2001. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw your tendered options, you must deliver to us at 16215 Alton Parkway, Irvine, California 92618-3616, (facsimile: (949) 450-1484), Attn:
Shareholder Services Department, a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. You may not deliver a notice of withdrawal to your designated authorized company representative, if applicable. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in the Offer to Exchange and the Letter of Transmittal prior to the expiration of the Offer. (Page 21)

33.  WHAT DO YOU THINK OF THE OFFER?

     Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options taking into account your own personal circumstances and preferences. Our executive officers are eligible to participate in the Offer. Members of our board of directors are not eligible to participate in the Offer. (Page 16)

34. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

       Shareholder Services Department or Human Resources Department Broadcom Corporation
       16215 Alton Parkway
       Irvine, California 92618-3616
       (telephone: (949) 585-6400 (Shareholder Services) or (949) 585-5700 (Human Resources))
       (facsimile: (949) 450-1484)
       (e-mail: tenderoffer@broadcom.com)

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

                                   THE OFFER

 1. NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer, we will exchange, for New Options to purchase Class A common stock under the 1998 Plan, all Eligible Options and Required Options that are properly tendered in accordance with Section 4, and are not validly withdrawn in accordance with
Section 5 before the "Expiration Date," as defined below.

     Eligible Options are all options held by current employees with an exercise price per share of $45.00 or more that are outstanding under the Option Plans. Required Options are all options, including Eligible Options, granted to you after November 23, 2000 under any of the Option Plans, regardless of exercise price. Required Options also include any options of yours that we assumed in connection with our acquisition of your former employer, if that acquisition occurred after November 23, 2000, regardless of the exercise price of those assumed options or their original date of grant by your former employer. If you choose to tender any Eligible Options pursuant to the Offer, you must tender all of your Required Options. By tendering any Eligible Option pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. In addition, if any one of your Eligible Options consists of one portion classified as an incentive stock option and the other portion classified as a non-statutory or "non-qualified" stock option, the incentive stock option portion and the non-statutory stock option portion constitute one Eligible Option and, to the extent it remains outstanding, the entire Eligible Option must be tendered if you want to tender either portion.

     If you tender Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you tender and we accept for exchange and cancellation, a New Option exercisable for the same number of shares purchasable under the tendered option, as adjusted for any stock split, share combination or the like occurring prior to the grant date of the New Options. The New Option will be granted on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than January 31, 2002.

     IF YOU DO NOT REMAIN AN EMPLOYEE OF BROADCOM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED AND CANCELLED, REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED.

     If you tender any of your Eligible Options and your Required Options for exchange, we will grant you New Options under the 1998 Plan pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last reported sale price of our Class A common stock on the Nasdaq National Market on the date of grant. The tendered options that we accept pursuant to the Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

     Other than New Options granted in exchange for Special Options, each New Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date applicable to the Eligible Option or the Required Option for which the New Option is exchanged. A "Special Option" is any Eligible Option granted under the 1998 Plan to a full time employee before January 1, 2001 with a vesting schedule measured from a vesting commencement date after July 1, 2001. Each New Option granted in exchange for a Special Option will have a 48-month vesting schedule, and the vesting commencement date will be the date we first grant Supplemental Options, which we expect to be shortly after the Offer expires. There are Special Options outstanding to purchase approximately
6.6 million shares of our common stock, of which Special Options to purchase 550,000 shares are held by certain of our executive officers. We are adjusting the vesting commencement date for New Options granted in exchange for Special Options to provide a more effective current incentive to option holders with Special Options.

     If you are a non-exempt employee, your New Options will not become exercisable for any shares, whether vested or unvested, until six months after the grant date. Should your employment with us terminate before your New Options become exercisable, you will have until the later of three months after your termination date or nine months after the grant date of your New Options in which to exercise those options for any shares for which they are vested at the time of your termination.

     The term "Expiration Date" means 5:00 p.m., Pacific Time, on June 21, 2001, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

     If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

             (1) we increase or decrease the amount of consideration offered for the options;

             (2) we decrease the number of options eligible to be tendered in the Offer; or

             (3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a "trading day" means any business day on which a last sale price of our Class A common stock is reported on the Nasdaq National Market.

 2. PURPOSE OF THE OFFER.

     We issued the options outstanding under the Option Plans to provide our employees an opportunity to acquire or increase their ownership interest in Broadcom, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate our employees, and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Class A common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

     We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers, as well as provide them with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

          (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

          (e) any other material change in our corporate structure or business;

          (f) our Class A common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          (g) our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          (h) the suspension of our obligation to file reports pursuant to
     Section 15(d) of the Securities Exchange Act;

          (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

          (j) any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

 3. STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED; SUPPLEMENTAL OPTIONS.

     All Eligible Options that you do not choose to tender or that we do not accept for exchange and cancel pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

     In addition, with respect to each of your Eligible Options that you do not tender or we do not accept for exchange and cancel, we will grant you a Supplemental Option under the 1998 Plan to purchase shares of our Class A common stock, but only if you continue to be an employee of Broadcom or one of our subsidiaries through the grant date. If you do not tender any of your Eligible Options for exchange, then your Supplemental Options, if any, are expected to be granted shortly after the Offer expires. However, if you tender one or more Eligible Options for exchange, your Supplemental Options, if any, will be granted on the same date the New Options are granted. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of our Class A common stock on the Nasdaq National Market on the grant date of the Supplemental Option. The number of shares purchasable under each Supplemental Option will be equal to a specified percentage of the number of shares currently subject to each of your Eligible Options that are not tendered by you or accepted for exchange and cancelled by us pursuant to the Offer (except as described below with respect to earn-out options). The specified percentage for each Supplemental Option will be based on the exercise price of the corresponding Eligible Option in accordance with the following schedule:

           EXERCISE PRICE
------------------------------------
AT LEAST         AND          BELOW    PERCENTAGE
-------                      -------       --
$200.00                      $220.00       50%
$195.00                      $200.00       49%
$190.00                      $195.00       48%
$185.00                      $190.00       47%
$180.00                      $185.00       46%
$175.00                      $180.00       45%
$170.00                      $175.00       44%
$165.00                      $170.00       43%
$160.00                      $165.00       42%
$155.00                      $160.00       41%
$150.00                      $155.00       40%
$146.00                      $150.00       39%
$142.00                      $146.00       38%
$138.00                      $142.00       37%
$134.00                      $138.00       36%
$130.00                      $134.00       35%
$127.00                      $130.00       34%
$124.00                      $127.00       33%
$121.00                      $124.00       32%
$118.00                      $121.00       31%
$115.00                      $118.00       30%
$112.00                      $115.00       29%
$109.00                      $112.00       28%
$106.00                      $109.00       27%
$103.00                      $106.00       26%
$100.00                      $103.00       25%
$ 98.00                      $100.00       24%
$ 96.00                      $ 98.00       23%
$ 94.00                      $ 96.00       22%
$ 92.00                      $ 94.00       21%
$ 90.00                      $ 92.00       20%
$ 88.00                      $ 90.00       19%
$ 86.00                      $ 88.00       18%
$ 84.00                      $ 86.00       17%
$ 82.00                      $ 84.00       16%
$ 80.00                      $ 82.00       15%
$ 78.00                      $ 80.00       14%
$ 76.00                      $ 78.00       13%
$ 74.00                      $ 76.00       12%
$ 72.00                      $ 74.00       11%
$ 70.00                      $ 72.00       10%
$ 65.00                      $ 70.00        9%
$ 60.00                      $ 65.00        8%
$ 55.00                      $ 60.00        7%
$ 50.00                      $ 55.00        6%
$ 45.00                      $ 50.00        5%

     For earn-out options that are subject to adjustments in the number of shares subject to those options upon the attainment of certain performance milestones, the applicable percentage will only be applied to the number of shares subject to those options immediately after we assumed them, to the extent those options remain unexercised, and not to any additional shares for which those options may be, or may in the future become, exercisable as a result of achieving such milestones.

     Based on the Eligible Options outstanding on May 18, 2001, if no Eligible Options are tendered pursuant to the Offer, we will grant Supplemental Options to purchase approximately 10.0 million shares of our Class A common stock. If (as we expect) Eligible Options are tendered and accepted for exchange, the number of Supplemental Options we grant will be lower.

     Each Supplemental Option will have its own vesting schedule that differs from that applicable to the related Eligible Option. If you have completed at least one year of continuous employment with us at the time the Supplemental Option is granted, the Supplemental Option will vest and become exercisable in a series of 48 successive equal monthly installments upon your completion of each month of employment with us over the 48-month period measured from the grant date. If you have not completed one year of continuous employment with us at the time the Supplemental Option is granted, the 48-month vesting period will not begin until you complete one year of continuous employment with us, at which time the option will begin to vest and become exercisable in a series of 48 equal monthly installments upon your completion of each month of employment with us over the 48-month period measured from your completion of one year of continuous employment. However, the following vesting provisions will also apply to the Supplemental Options:

          (i) If you tender one or more Eligible Options in exchange for New Options, your Supplemental Options, if any, will be granted on the same date the New Options are granted, but each of those Supplemental Options will have the same vesting schedule and same vesting commencement date as in effect for the Supplemental Options granted on an earlier date to individuals who do not tender any of their Eligible Options.

          (ii) If you are a "non-exempt employee" under the U.S. federal wage laws, then none of your Supplemental Options will become exercisable until six months after the grant date, and the following provisions will apply:

             (a) If you are a non-exempt employee and have completed at least one year of continuous employment with us as of the end of such six month period, each of your Supplemental Options will at that time become exercisable for one forty-eighth of the shares subject to that option multiplied by the number of months measured from the later of the grant date of the Supplemental Option or the date you completed one year of continuous employment, and the balance will become exercisable in successive equal monthly installments over the remainder of the 48-month vesting schedule.

             (b) If you are a non-exempt employee who will not have completed at least one year of continuous employment with us by the end of the six-month period measured from the grant date of your Supplemental Option, then that option will become exercisable in 48 successive equal monthly installments upon your completion of each calendar month of employment with us following your one year anniversary of continuous employment with us.

             (c) If you are a non-exempt employee who also tenders one or more Eligible Options, your Supplemental Options, if any, will be granted on the same date as your New Options. Your Supplemental Option will not become exercisable until six months after that deferred grant date, but when that Supplemental Option becomes exercisable, it will have the same vesting schedule and the same vesting commencement date as in effect for the Supplemental Options granted to individuals who do not tender any of their Eligible Options.

             (d) Should your employment terminate before your Supplemental Options become exercisable, you will have until the later of three months after your termination date or nine months after the grant date of your Supplemental Options in which to exercise those options to the extent they were vested on your termination date. For such purpose, your Supplemental

        Options will vest at the rate of one forty-eighth of the shares subject to the option for each full month of employment you complete after the later of the grant date of your Supplemental Options or your completion of one year of continuous employment with us.

 4. PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. WE MUST RECEIVE ALL OF THE REQUIRED DOCUMENTS AT 16215 ALTON PARKWAY, IRVINE, CALIFORNIA 92618-3616, ATTN: SHAREHOLDER SERVICES DEPARTMENT, OR THEY MUST BE RECEIVED BY YOUR DESIGNATED AUTHORIZED COMPANY REPRESENTATIVE, IF APPLICABLE, BEFORE THE EXPIRATION DATE. You will be required to indicate in the Letter of Transmittal the particular options you are tendering, including the Required Options. If the Offer is extended by us beyond that time, we must receive these documents before the extended Expiration Date of the Offer. WE WILL NOT ACCEPT DELIVERY OF ANY LETTER OF TRANSMITTAL AFTER EXPIRATION OF THE OFFER. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options, but you will be granted a Supplemental Option with respect to each of your Eligible Options.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY, AND THEREFORE DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     If you tender any Eligible Option pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. Nevertheless, you must still properly complete the Letter of Transmittal.

     IF YOUR LETTER OF TRANSMITTAL INCLUDES OPTIONS THAT ARE NOT ELIGIBLE FOR (OR REQUIRED BY) THE OFFER, WE WILL NOT ACCEPT THOSE OPTIONS FOR EXCHANGE, BUT WE DO INTEND TO ACCEPT ANY PROPERLY TENDERED ELIGIBLE OPTIONS AND REQUIRED OPTIONS SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or Required Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

 5. WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the Offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

     You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on June 21, 2001. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern Time, on July 20, 2001, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled.

     To validly withdraw your tendered options, you must deliver to us at 16215 Alton Parkway, Irvine, California 92618-3616, (facsimile: (949) 450-1484), Attn:
Shareholder Services Department, a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. You may not deliver a notice of withdrawal to your designated authorized company representative, if applicable. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and the number of shares subject to the option to be withdrawn. WE WILL NOT ACCEPT DELIVERY OF A NOTICE OF WITHDRAWAL BY E-MAIL.

     ALTHOUGH YOU MAY WITHDRAW SOME, BUT NOT ALL, OF YOUR TENDERED OPTIONS, YOU MAY NOT WITHDRAW ONLY A PORTION OF A PARTICULAR TENDERED OPTION. IN ADDITION, YOU MAY NOT WITHDRAW ANY REQUIRED OPTIONS UNLESS YOU WITHDRAW ALL OF YOUR TENDERED OPTIONS.

     Except in accordance with the next sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

     Neither Broadcom nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

 6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we will accept Eligible Options and Required Options for exchange and cancellation if properly tendered and not validly withdrawn before the Expiration Date. If your tendered options are accepted and cancelled on June 21, 2001, the scheduled Expiration Date of the Offer, you will be granted your New Options on or after December 24, 2001, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled, but no later than January 31, 2002. If we extend the date by which we must accept and cancel options properly tendered, you will be granted New Options on a subsequent trading day that is on or after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of tendered options.

     If we accept any of the options you tender in the Offer, you will not receive any other option grants for which you might otherwise be eligible, including any grant of Supplemental Options and any discretionary "focal" options you may be awarded as part of the annual focal grant process, until the grant date for your New Options. On the other hand, if you do not tender any of your Eligible Options in the Offer, we intend to grant any Supplemental Options for which you are eligible and your "focal" grant, if any, shortly after expiration of the Offer. All focal grants for calendar year 2001, whether made at the normal time for those grants or at a later date when the New Options are granted pursuant to the Offer, will have the same vesting schedule measured from the same vesting commencement date. The exercise price of each Supplemental Option and each focal grant will be the last reported sale price of our Class A common stock on the Nasdaq National Market on the date those options are granted. As a result, the date on which the exercise price of those options is determined will depend on whether or not you choose to accept the Offer with respect to any of your Eligible Options, and consequently the exercise prices may differ.

     The number of shares of our common stock subject to each New Option we grant pursuant to the Offer will be the same as the number of shares of our common stock subject to the Eligible Option or Required Option you tendered in exchange for that New Option, as adjusted to reflect any stock split, share combination or the like occurring prior to the grant date of the New Options. All New Options will be granted under our 1998 Plan and will be subject to the terms and conditions of the 1998 Plan and a new stock option agreement between you and us. Each New Option will be exercisable only for shares of our Class A common stock, even if the tendered option for which it is exchanged was exercisable for shares of our Class B common stock. Each share of Class A common stock is entitled to one vote, whereas each share of Class B common stock is entitled to ten votes, on each matter submitted by us to the shareholders. Holders of shares of Class A common stock and Class B common stock vote together on all matters submitted by us to the shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which issuance currently requires the affirmative vote of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board of Directors then in office.

     "Earn-Out" Options. If you tender options that have a conversion ratio or other adjustment mechanism pursuant to which the number of shares subject to those options will be increased if certain milestones are attained, then those features will be preserved in the New Options granted to you in exchange for those earn-out options. However, the New Options will not be granted until at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. If earn-out milestones are attained prior to the grant date of the New Options, the New Options will be adjusted accordingly, but no adjustment will be effective until the New Options are granted. As a result, any adjustments that would otherwise be made to tendered earn-out options upon the attainment of the applicable milestones during the period between the date your earn-out option is accepted for exchange and cancelled and the date your New Option is granted will be delayed. If your employment with us terminates before the New Options are granted, you will forfeit all earn-out adjustments even if the applicable milestones are achieved prior to the grant date of the New Options.

     As previously indicated, should you retain any Eligible Option that is an earn-out option, the number of shares subject to the Supplemental Option you will receive with respect to such retained option will be determined by applying the applicable percentage to the number of shares subject to that option immediately after we assumed it, to the extent it remains unexercised, and not to any additional shares for which such option may be, or may in the future become, exercisable as a result of an earn-out adjustment.

     IF YOU DO NOT REMAIN AN EMPLOYEE OF BROADCOM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS OR THROUGH THE DATE WE GRANT SUPPLEMENTAL OPTIONS, YOU WILL NOT RECEIVE ANY SUCH NEW OPTIONS, ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED AND CANCELLED, OR ANY SUPPLEMENTAL OPTIONS, REGARDLESS OF HOW OR WHY YOUR EMPLOYMENT TERMINATED. THE OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS, FOR ANY REASON WITH OR WITHOUT CAUSE.

     Consequences of Broadcom Being Acquired. If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the New Options or Supplemental Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options or Supplemental Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received upon exercise of your option, multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date of grant.

     If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the New Options or Supplemental Options are granted, our obligations with respect to the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options or Supplemental Options would be granted in the event of such an acquisition.

     If we merge into another entity or are acquired after the grant of the New Options or Supplemental Options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options or Supplemental Options are not assumed or replaced with a cash incentive program preserving the spread on those options at the time of the merger or acquisition, those options would vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the acquisition. If the options are not exercised prior to the acquisition, they would terminate.

     Partial Tenders. YOU ARE NOT REQUIRED TO ACCEPT THE OFFER. IF YOU CHOOSE TO TENDER ANY ELIGIBLE OPTIONS FOR EXCHANGE, YOU MUST TENDER ALL OF YOUR REQUIRED OPTIONS. WITH RESPECT TO YOUR ELIGIBLE OPTIONS THAT ARE NOT REQUIRED OPTIONS, YOU MAY CHOOSE TO TENDER ONE OPTION IN ITS ENTIRETY AND NOT TENDER ANOTHER. YOU MAY NOT TENDER LESS THAN ALL OF A PARTICULAR OUTSTANDING OPTION. IF ANY ONE OF YOUR ELIGIBLE OPTIONS CONSISTS OF ONE PORTION CLASSIFIED AS AN INCENTIVE STOCK OPTION AND THE OTHER PORTION CLASSIFIED AS A NON-STATUTORY OR "NON-QUALIFIED" STOCK OPTION, THE INCENTIVE STOCK OPTION PORTION AND THE NON-STATUTORY STOCK OPTION PORTION TOGETHER CONSTITUTE ONE ELIGIBLE OPTION AND, TO THE EXTENT IT REMAINS OUTSTANDING, THE ENTIRE ELIGIBLE OPTION MUST BE TENDERED IF YOU WANT TO TENDER EITHER PORTION.

     For example, if you have received, in each case on or before November 23, 2000, two Eligible Options, you may choose to tender neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. However, if you wish to tender an Eligible Option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

     Acquired Company Options. If you were originally employed by a company that we acquired and you held one or more options granted to you by that company before the acquisition, we assumed those options in the acquisition and converted them into shares to acquire our common stock on the basis of the share exchange ratio in effect for the acquisition. Adjustments would have also been made to the exercise price payable per share to reflect that exchange ratio. For purposes of determining whether those options are included within the category of your Required Options, the date on which we assumed those options (the closing date of the acquisition) will be considered their grant date, and not the date on which those options were originally granted to you by your former employer.

     For example, if you were granted one option by your former employer, and that option was granted on September 15, 1999, and we subsequently acquired your employer on December 20, 2000, we would have assumed that option, to the extent outstanding, and converted it into an option to acquire our common stock. The date on which we assumed that option, the December 20, 2000 acquisition date, will be considered the grant date of that option for purposes of the Offer. As a result, your September 15, 1999 option will be a Required Option if you tender any of your Eligible Options pursuant to the Offer. Accordingly, if we granted you an option on January 9, 2001 with an exercise price per share of $97.00 and if you elect to tender that Eligible Option, you must also tender the option granted to you by your former employer on September 15, 1999, regardless of the exercise price of that option. In addition, if the exercise price per share of the September 15, 1999 option is an Eligible Option because it has an exercise price per share of $45.00 or more and you choose to tender that option pursuant to the Offer, the option granted to you by us on January 9, 2001 will be a Required Option that must be tendered with the September 15, 1999 option.

     Should you choose to tender any options for exchange, you will be required to indicate in the Letter of Transmittal the particular options that you are tendering, including the Required Options. If you tender any Eligible Options pursuant to the Offer, you will automatically be deemed to have tendered all of your Required Options for exchange and cancellation. This does not change your responsibility to properly complete the Letter of Transmittal.

     Acceptance of Tendered Options. For purposes of the Offer, we will be deemed to have accepted options that are validly tendered and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by e-mail, press release or other means. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering options, you agree that the applicable stock option agreements will terminate upon our cancellation of your tendered options. Promptly after we accept and cancel tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected grant date of the New Options.

 7. CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered to us, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after May 24, 2001 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered to us:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Broadcom or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

             (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

             (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

             (3) materially impair the benefits we hope to receive as a result of the Offer; or

             (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Broadcom or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (c) there shall have occurred:

             (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

             (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

             (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

             (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

             (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Broadcom or our subsidiaries or on the trading in our common stock;

             (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

             (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

             (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 23, 2001;

          (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

          (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

             (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
        Schedule 13D or Schedule 13G with the SEC before May 24, 2001;

             (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 24, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

             (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

          (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

     The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

 8. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     There is no established trading market for options, including Eligible Options and Required Options, granted under the Option Plans, and there will be no established trading market for any New Options and Supplemental Options that may be granted.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "BRCM." The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect the two-for-one split of our common stock effected on February 11, 2000.

                    QUARTER ENDED                         HIGH         LOW
                    -------------                       ---------    --------
June 30, 2001 (through May 23, 2001)..................  $ 49.65      $     20.88
March 31, 2001........................................   139.50            27.09
December 31, 2000.....................................   256.1875          74.75
September 30, 2000....................................   274.75           203.50
June 30, 2000.........................................   235.75           113.00
March 31, 2000........................................   253.00           110.875
December 31, 1999.....................................   144.50            53.50
September 30, 1999....................................    74.75            50.75
June 30, 1999.........................................    72.625           29.00

     On May 23, 2001 the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $42.22 per share.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our Class A common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options and certain Supplemental Options will not be granted until a trading date that is at least six months and one day after the date your tendered options are accepted and cancelled, but no later than January 31, 2002. We expect to grant the other Supplemental Options shortly after the Offer expires. The exercise price of the New Options and Supplemental Options will be the last reported sale price of our Class A common stock reported on the Nasdaq National Market on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your tendered options. In addition, our Class A common stock may thereafter trade at prices below the exercise price of the New Options. In that event, depending on the exercise price of your tendered options and other factors, your New Options may be less valuable than your tendered options. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR CLASS A COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR CLASS A COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS OR AT ANY TIME IN THE FUTURE.

 9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. The New Options to be issued in exchange for Eligible Options and Required Options properly tendered and accepted for exchange and cancelled by us will be issued under our 1998 Plan. The number of shares of Class A common stock subject to each New Option to be granted to each option holder in exchange for his or her tendered Eligible Options or Required Options will be the same as the number of shares subject to the tendered option at the time of cancellation, as adjusted to reflect any stock splits, share combinations or the like occurring prior to the grant date of the New Options.

     If we receive and accept tenders of all Eligible Options and Required Options outstanding as of May 18, 2001, we will grant New Options to purchase approximately 44,962,551 shares of our Class A common stock. If all Eligible Options and Required Options are properly tendered and accepted and cancelled, the Class A common stock issuable upon exercise of the New Options granted in exchange will equal approximately 17.3% of the total shares of our common stock outstanding as of May 18, 2001. The shares of common stock subject to tendered options granted under the 1998 Plan (but not those granted under the other Option Plans) that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 1998 Plan and may provide some or all of the shares needed for the option grants that will be made under the 1998 Plan in carrying out the exchange that is the subject of the Offer.

     Terms of New Options. The New Options will be granted under the 1998 Plan and will be evidenced by a new stock option agreement between us and each option holder who tenders options in the Offer and whose tendered options we accept for exchange and cancel. Each New Option will be exercisable for shares of our Class A common stock, even if the tendered option exchanged therefor was exercisable for shares of our Class B common stock. Each share of our Class A common stock is entitled to one vote, whereas each share of our Class B common stock is entitled to ten votes, on each matter submitted by us to the shareholders. Holders of Class A common stock and Class B common stock vote together on all matters submitted by us to the shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which issuance currently requires the affirmative vote of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board of Directors then in office.

     Each of the New Options will be an incentive stock option under the U.S. federal income tax laws, to the maximum extent permissible. However, as a result of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is likely that a substantial portion of the New Options granted in exchange for your tendered options will be non-statutory or "non-qualified" options under U.S. federal tax laws. In addition, any incentive stock option which is not exercised within three months after termination of employment will automatically become a non-statutory option. When a non-statutory option is subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

     New Options granted to employees located outside the United States may be subject to certain restrictions and limitations. As a result, an alternative form of stock option agreement may be required for New Options granted to employees located outside the United States.

     The grant of New Options pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the 1998 Plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 1998 Plan and the form of stock option agreement. The complete 1998 Plan document, as most recently amended through April 20, 2001, has been filed as Appendix B to our definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 27, 2001. The forms of stock option agreement and related notice of stock option grant which will be used for the New Options to be granted in the exchange program have been filed with the U.S. Securities and Exchange Commission as an exhibit to the Schedule TO. Please contact us at 16215 Alton Parkway, Irvine, California 92618-3616, Attn: Shareholder Services Department, (telephone: (949) 585-6400), to receive a copy of the 1998 Plan document or the form of stock option agreement or notice of stock option grant. We will promptly furnish you copies of these documents at our expense.

     General. The 1998 Plan consists of five separate equity incentive programs:
(i) the discretionary option grant program, (ii) the salary investment option grant program, (iii) the stock issuance program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program. The new stock options will be granted under the discretionary option grant program, and the principal features of that program are described below. The compensation committee of our board of directors has the exclusive authority to administer the discretionary option grant program with respect to option grants made to our executive officers and non-employee board members and will also have the authority to make option grants under the discretionary option grant program to all other eligible individuals. However, our board of directors may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants under that program to individuals other than executive officers and non-employee board members.

     The term plan administrator, as used in this summary, will mean our compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 1998 Plan.

     Share Reserve. As of May 18, 2001 an aggregate of 145,952,807 shares of our Class A and Class B common stock had been reserved for issuance over the term of the 1998 Plan. The foregoing share reserve includes the proposed 25,000,000 share increase that we will submit to our shareholders for approval at our annual meeting of shareholders to be held on May 29, 2001. The share reserve will automatically increase on the first trading day in January of each calendar year over the remaining term of the 1998 Plan by an amount equal to 4.5% of the number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 18,000,000 shares. In addition, the share reserve may increase by up to an additional 494,411 shares after May 18, 2001, to the extent we repurchase unvested shares issued under our predecessor option plans in connection with the termination of employment of one or more holders of those shares prior to vesting in the shares.

     No participant in the 1998 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 6,000,000 shares of our common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. The shares of common stock issuable under the 1998 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock which we acquire, including shares purchased on the open market.

     Shares subject to any outstanding options under the 1998 Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1998 Plan and subsequently repurchased by us, at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the 1998 Plan will be added back to the number of shares reserved for issuance under the 1998 Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 1998 Plan will not be available for reissuance.

     Eligibility. Officers and employees, non-employee board members and independent consultants in our service or in the service of our parent and subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary option grant and stock issuance programs.

  Discretionary Option Grant Program

     The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the U.S. federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share determined by the plan administrator, but that price may not be less than 85% of the fair market value of the option shares on the grant date. Incentive stock options must have an exercise price not less than 100% of such fair market value.

     No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire three (3) months following the optionee's cessation of service, unless such cessation of service occurs by reason of the optionee's death or permanent disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.

     The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to us for an appreciation distribution. The amount of the distribution payable by us will be equal to the excess of (a) the fair market value of the vested shares of our common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of our common stock.

     The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options transferred to the 1998 Plan from our predecessor option plans) in return for the grant of New Options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     Acceleration. In the event we should undergo a change in control, each outstanding option under the discretionary option grant program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those option shares. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable for all the option shares in the event the optionee's service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

     A change in control will be deemed to occur in the event (i) we are acquired by merger or asset sale, (ii) there is a successful tender offer for more than 50% of our outstanding voting stock or (iii) there is a change in the majority of the board of directors effected through one or more contested elections for board membership.

     Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more such family members or to the optionee's former spouse, to the extent such transfer is in connection with the optionee's estate or pursuant to a domestic relations order.

     Changes in Capitalization. In the event any change is made to the outstanding shares of our common stock by reason of any recapitalization, stock dividend, stock split, share combination, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1998 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1998 Plan per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option, (v) the maximum number and/or class of securities by which the share reserve under the 1998 Plan is to increase automatically each year and (vi) the maximum number and/or class of securities by which the share reserve under the 1998 Plan may increase as a result of our repurchase of unvested shares issued under our predecessor option plans. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 1998 Plan or the outstanding options thereunder.

     Financial Assistance. The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the discretionary option grant program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

     Amendment and Termination. Our board of directors may amend or modify the 1998 Plan at any time, subject to any required shareholder approval pursuant to applicable laws and regulations. In April 2001 the board of directors approved an amendment of the 1998 Plan to increase the number of shares of common stock reserved for issuance under the plan by 25,000,000 shares. The amendment is being submitted to our shareholders for approval at our annual meeting of shareholders to be held on May 29, 2001. Unless sooner terminated by the board of directors, the 1998 Plan will terminate on the earliest of (i) January 31, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership.

  U.S. Federal Income Tax Treatment of Options Granted Under the 1998 Plan

     The following discussion is only a summary of general U.S. federal income tax matters. U.S. federal income tax law and judicial and administrative interpretation and application thereof, may change. The income tax laws of other countries may provide for different treatment. All option holders, including those who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries carefully. YOU SHOULD CONSULT YOUR INDIVIDUAL TAX ADVISOR BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

     Options granted under the 1998 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee's alternative minimum taxable income at the time of exercise.

     The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. Employees are required to notify us of any disqualifying disposition. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

     Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

  Accounting Treatment

     Option grants under the discretionary option program grant with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

     Option grants made under the 1998 Plan with exercise prices less than the fair market value of the shares on the grant date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise price. The expense must be amortized against our earnings over the period that the option shares are to vest. See Section 13 for a discussion of the accounting treatment of the Offer.

10. NEW OPTIONS AND SUPPLEMENTAL OPTIONS WILL DIFFER FROM ELIGIBLE AND REQUIRED OPTIONS.

     If your Eligible Options and Required Options were granted under our 1998 Plan, the New Options granted in exchange for those options generally will have substantially the same terms and conditions as those options, except that the New Options will have a new exercise price and a new ten-year maximum term.

     If any of your Eligible Options or Required Options were originally granted directly by a company we acquired or under a stock option plan sponsored by a company that we acquired, those existing options may contain certain features, such as accelerated vesting under certain circumstances, early exercise provisions and/or longer exercise periods following termination of employment, which will not be included within the terms of the New Options or Supplemental Options you may receive under the 1998 Plan.

     If any of your options were granted by such an acquired company, you should consult the chart in Appendix A which sets forth certain special features those options may currently contain. NONE OF THOSE FEATURES OR ANY OTHER SPECIAL FEATURES WHICH MAY FORM PART OF YOUR ELIGIBLE OPTIONS OR REQUIRED OPTIONS WILL BE INCLUDED IN THE NEW OPTIONS OR SUPPLEMENTAL OPTIONS GRANTED TO YOU UNDER THE 1998 PLAN, AND BY TENDERING YOUR ELIGIBLE OPTIONS AND REQUIRED OPTIONS FOR NEW OPTIONS, YOU WILL THEREBY AGREE TO THE ELIMINATION OF THOSE SPECIAL FEATURES.

     Additionally, each New Option or Supplemental Option will be an option to purchase shares of our Class A common stock, even if your tendered Eligible Option or Required Option is an option to purchase shares of our Class B common stock. Each share of our Class A common stock is entitled to one vote per share, whereas each share of our Class B common stock is entitled to ten votes per share on all matters submitted to the shareholders for approval. Holders of common stock will vote together as a single class on all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together on all matters submitted by us to the shareholders, except (i) as otherwise required by law and (ii) in the case of a proposed issuance of shares of Class B common stock, which issuance currently requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the board of directors then in office.

     The stock option agreement for each New Option and Supplemental Option will provide that any dispute relating to the option will be settled by mandatory arbitration.

     If you tender options which have a conversion ratio or other adjustment mechanism pursuant to which the number of shares subject to those options will be increased if certain milestones are attained, then those features will be preserved in the New Options granted to you in exchange for those earn-out options. Those New Options will not be granted until on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled, but no later than

January 31, 2002. As a result, any adjustments which would otherwise be made to those earn-out options upon the attainment of the applicable milestones during the period between the date your earn-out option is accepted for exchange and cancelled and the date your New Option is granted will not be effected until the New Option is granted. Should your employment with us terminate before the New Options are granted, you will forfeit all earn-out adjustments even if the applicable performance milestones are achieved prior to the grant date.

11. INFORMATION CONCERNING BROADCOM.

     Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related applications for digital cable set-top boxes and cable modems, high-speed local, metropolitan and wide area and optical networks, home networking, Voice over Internet Protocol (VoIP), carrier access, residential broadband gateways, direct broadcast satellite and terrestrial digital broadcast, digital subscriber lines (xDSL), wireless communications, SystemI/O(TM) server solutions and network processing.

     We are incorporated in California. Our principal executive offices are located at 16215 Alton Parkway, Irvine, California 92618-3616, and our telephone number at that address is (949) 450-8700.

     Financial Information. The following table sets forth selected consolidated financial operating data for Broadcom Corporation. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 that have been audited by Ernst & Young LLP, independent auditors. The selected historical statement of operations data for the three months ended March 31, 2000 and 2001 and the selected historical balance sheet data as of March 31, 2001 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2001. The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of these reports entitled Management's Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

                                                                             THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                                  -----------------------   ---------------------
                                                    1999         2000         2000        2001
                                                  ---------   -----------   --------   ----------
                                                                                 (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue.....................................  $521,225    $1,096,160    $191,591   $  310,501
Income (loss) from operations...................    92,653      (713,381)     44,862     (436,604)
Net income (loss)...............................    72,471      (687,822)     38,629     (356,852)
Basic earnings (loss) per share.................      0.36         (3.13)        .18        (1.43)
Diluted earnings (loss) per share...............      0.31         (3.13)        .15        (1.43)
Weighted average shares (basic).................   201,667       220,101     211,217      249,689
Weighted average shares (diluted)...............   235,651       220,101     252,577      249,689

CONSOLIDATED BALANCE SHEET DATA
  (AT PERIOD END):
Cash and cash equivalents.......................  $180,816    $  523,904               $  564,790
Working capital.................................   310,625       673,092                  503,988
Goodwill and purchased intangible assets, net...        --     3,260,464                3,954,906
Total assets....................................   609,753     4,677,822                5,432,908
Total shareholders' equity......................   516,872     4,475,260                4,955,685

     See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to the Offer to Exchange as Schedule I. As of May 18, 2001 our executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 5,229,442 shares of our common stock. That number represented approximately 6.3% of the shares subject to all options outstanding under our various stock option plans as of that date. Of the options held by those persons, options to purchase a total of 650,000 shares of common stock are Eligible Options or Required Options. Our executive officers are eligible to participate in the Offer. Members of our board of directors are not eligible to participate in the Offer.

     Options and ESPP Shares. During the 60-day period ended May 18, 2001, we have granted options under the 1998 Plan to purchase 3,131,938 shares of our common stock. During the 60-day period ended May 18, 2001, individuals have exercised options to acquire 896,804 shares of our common stock with exercise prices per share ranging from $.0001 and $34.38. During the 60-day period ended May 18, 2001, options to purchase an aggregate of 410,593 shares under all of our various stock option plans were cancelled, and executive officers and directors have sold an aggregate of 260,900 shares of our common stock. Except as otherwise described above and other than periodic purchases pursuant to the formula provisions of the Broadcom Corporation Employee Stock Purchase Plan and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended May 18, 2001 by Broadcom or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Broadcom.

     Earn-Out Rights. In connection with Broadcom's acquisition of Allayer Communications, ServerWorks Corporation and SiByte, Inc., the former shareholders and option holders of these companies will be entitled to additional shares of Broadcom's Class A common stock without paying any additional consideration in the event certain performance milestones are met. When and if the performance milestones are met, for each share of Class A common stock received in the acquisitions or issued upon exercise of options assumed in these acquisitions, the approximate maximum number of additional shares of Class A common stock that these shareholders and option holders will be entitled to receive is as follows:

          ACQUIRED COMPANY            APPROXIMATE MAXIMUM NUMBER OF EARN-OUT SHARES
          ----------------            ---------------------------------------------
Allayer Communications..............  .25 of a share for each Broadcom share
ServerWorks Corporation.............  .83 of a share for each Broadcom share
SiByte, Inc. .......................  .67 of a share for each Broadcom share

     If you retain any Eligible Option with an earn-out conversion ratio or other adjustment mechanism, the number of shares subject to the Supplemental Option you will receive with respect to such retained option will be determined by applying the applicable percentage to the number of shares subject to that option immediately after we assumed it, to the extent it remains unexercised, and not to any additional shares for which such option may be, or may in the future become, exercisable as a result of an earn-out adjustment.

     Loans to Officers and Employees. From time to time, we have accepted full recourse promissory notes, bearing interest, from certain of our officers and employees in connection with their exercise of options to purchase shares of our common stock.

13. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     All tendered Eligible Options and Required Options that are accepted for exchange will be cancelled. All tendered Eligible Options and Required Options which were originally granted under the 1998 Plan (but not any options granted under any of the other option plans) that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 1998 Plan and will fund part of the share reserve required under the 1998 Plan to carry out the option exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the New Options to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants.

     We are requiring that anyone tendering an Eligible Option pursuant to the Offer also tender all options granted to that option holder by Broadcom, or assumed by us in connection with our acquisition of that option holder's former employer, after November 23, 2000, regardless of exercise price, including options with an exercise price per share below $45.00. If these Required Options were not required by us to be tendered by those participating in the Offer, we would be required to record additional stock-based compensation because the Required Options would become variable, as described below.

     Certain of our employees hold options which we have assumed in connection with our acquisition of the companies which previously employed those individuals, and we have recorded deferred compensation with respect to those options. To the extent those employees tender, and we accept for exchange and cancel, their assumed Eligible Options and Required Options for New Options under the 1998 Plan, we will have to immediately accelerate the amortization to expense of the related deferred compensation previously recorded in connection with these acquisitions. In the unlikely event that all Eligible Options and Required Options are exchanged pursuant to the Offer, approximately $250.0 million of deferred compensation expense related to these acquisitions would be recorded in our reported results for the quarter ending June 30, 2001. We believe the actual amount of accelerated deferred compensation expense we will record as a result of the Offer will be significantly less because we do not expect that all Eligible Options will be tendered. Absent any such acceleration, these charges will be expensed over the remaining vesting period of these options. The average remaining vesting period of these options is approximately three years. We believe that we will not incur any other material compensation expense solely as a result of the transactions contemplated by the Offer because:

     - we will not grant any New Options to participants in the program within six months and one day after the date that we accept and cancel the options tendered for exchange;

     - all options issued to participants in the program in the period beginning six months prior to the commencement of this Offer must be surrendered for cancellation together with any other tendered options;

     - the exercise price of all New Options will equal the market value of the common stock on the date we grant the New Options; and

     - we have not made any oral or written agreement or implied promise to compensate the employees who accept this Offer for any increase in the market price of our common stock occurring after the cancellation of tendered options but prior to the granting of New Options.

     We would incur additional compensation expense, however, if any New Options or Supplemental Options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange and cancelled and those New Options or Supplemental Options would become variable. An option grant made before the expiration of that period would be treated for financial reporting purposes as a variable award. In such event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares which occurs between the grant date of that option and the date the option for those shares is exercised, forfeited or otherwise terminates.

14. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options or Supplemental Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered options for exchange and cancellation and to grant New Options for tendered options is subject to certain conditions, including the conditions described in Section 7.

15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the Offer and the grant of New Options and Supplemental Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

     Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. You may have received with this Offer to Exchange a short summary of some of the important tax implications you should take into account if you are subject to taxation in a country other than the United States.

     Exchange of Options for New Options. If you exchange outstanding options for New Options to be granted six months and a day or more later, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.

     Grant of New Options and Supplemental Options. You will not be required to recognize any income for U.S. federal income tax purposes when the New Options or Supplemental Options are granted to you. The grant of the New Options or Supplemental Options is not a taxable event.

     Exercise of New Options and Supplemental Options. The tax treatment of the New Options and Supplemental Options will depend upon whether those options are incentive stock options or non-statutory stock options under the U.S. federal tax laws.

          Incentive Stock Options. No taxable income will be recognized, for regular U.S. federal income tax purposes, at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) will, for alternative minimum tax purposes under U.S. federal income tax law, be included in your alternative minimum taxable income at the time of exercise. You will recognize taxable income in the year in which the purchased shares are subsequently sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

          Upon a qualifying disposition, you will recognize long-term capital gain for U.S. federal income tax purposes in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable to you as ordinary income. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss.

          Non-Statutory Stock Options. When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

     Effect on Incentive Stock Options Not Tendered. If you hold stock options which are incentive stock options under the U.S. federal tax laws, then we do not believe that the Offer will affect the tax status of those incentive stock options should you decide not to accept the Offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize the Offer as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of
(i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AND ANY FOREIGN TAX LAWS THAT MAY APPLY TO YOU.

     IF YOU CHOOSE NOT TO EXCHANGE ALL YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF THE COMMON STOCK PURCHASED UNDER THOSE OPTIONS.

16. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any tendered options by giving notice of such extension to the option holders and making a public announcement thereof. We currently intend to notify you via e-mail, but we reserve the right to use other means.

     We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

          (1) we increase or decrease the amount of consideration offered for the options;

          (2) we decrease the number of options eligible to be tendered in the Offer; or

          (3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

17. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

18. ADDITIONAL INFORMATION.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001; and

          2. our Quarterly Report on Form 10-Q for our three-month period ended March 31, 2001, filed with the SEC on May 15, 2001; and

          3. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on April 6, 1998, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-23993. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

    450 Fifth Street, N.W.           7 World Trade Center          500 West Madison Street
          Room 1024                       Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048        Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Website at www.sec.gov.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "BRCM," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                              Broadcom Corporation
                   Attention: Shareholder Services Department
                              16215 Alton Parkway
                         Irvine, California 92618-3616

or by contacting our Shareholder Services Department at (949) 585-6400 or tenderoffer@broadcom.com.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Broadcom should be read together with the information contained in the documents to which we have referred you.

19. MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements". When used in this Offer to Exchange, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

     Important factors that may cause such a difference for Broadcom in connection with the stock option exchange and supplemental option grant program include, but are not limited to, the accounting treatment of the program; changes in the trading price of Broadcom common stock during the program and in the period between the cancellation of old options and the issuance of new options under the program; corporate developments affecting Broadcom between the cancellation of old options and the issuance of new options under the program; other factors affecting our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; general economic conditions and specific conditions in the markets we address, including the recent significant economic slowdown in the technology sector and semiconductor industry; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the volume of our product sales and pricing concessions on volume sales; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; the effectiveness of our expense and product cost control and reduction efforts; intellectual property disputes and customer indemnification claims and other types of litigation risk; the availability and pricing of foundry and assembly capacity and raw materials; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; the rate at which our present and future customers and end-users adopt Broadcom's technologies and products in our target markets; delays in the adoption and acceptance of industry standards in those markets; the risks inherent in our acquisitions of technologies and businesses, including the successful completion of technology and product development through volume production, integration issues and costs, and contractual, intellectual property and other issues; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; the effects of new and emerging technologies; the risks and uncertainties associated with our international operations; changes in our product or customer mix; the quality of our products and any remediation costs; the effects of natural disasters and other events beyond our control; the level of orders received that can be shipped in a fiscal quarter; and other factors.

     Our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

     The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this Offer to Exchange.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

Broadcom Corporation                                                May 24, 2001

                                                                      SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              BROADCOM CORPORATION

     The directors and executive officers of Broadcom Corporation and their positions and offices as of May 23, 2001, are set forth in the following table:

             NAME                                 POSITION AND OFFICES HELD
             ----                                 -------------------------
Henry T. Nicholas III,
  Ph.D. .......................  President, Chief Executive Officer and Co-Chairman
Henry Samueli, Ph.D. ..........  Vice President of Research & Development, Chief Technical
                                 Officer and Co-Chairman
Martin J. Colombatto...........  Vice President and General Manager, Networking Business Unit
David A. Dull..................  Vice President of Business Affairs, General Counsel and
                                 Secretary
Aurelio E. Fernandez...........  Vice President of Worldwide Sales
Timothy M. Lindenfelser........  Vice President and General Manager, Broadband Communications
                                 Business Unit
Vahid Manian...................  Vice President of Manufacturing Operations
Scott J. Poteracki.............  Corporate Controller, Senior Director of Finance and
                                 Principal Accounting Officer
William J. Ruehle..............  Vice President and Chief Financial Officer
Myron S. Eichen................  Director
Alan E. Ross...................  Director
Werner F. Wolfen...............  Director

     The address of each director and executive officer is c/o Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616.

                                                                      APPENDIX A

            SUMMARY OF TERMS OF NEW OPTIONS AND SUPPLEMENTAL OPTIONS
              COMPARED WITH THE TERMS OF THE ELIGIBLE OPTIONS AND
                 REQUIRED OPTIONS TO BE EXCHANGED AND CANCELLED

     The New Options and Supplemental Options will be granted under the 1998 Stock Incentive Plan as amended and restated through April 20, 2001 (the "1998 Plan"), and form of Stock Option Agreement. The following summary sets forth certain provisions of the New Options that may be granted to you in exchange for any Eligible Options and Required Options that may be tendered in the Offer and any Supplemental Options you may receive:

     Cessation of Service: Optionee will generally have up to three months to exercise vested options after cessation of service for any reason other than death, "permanent disability" or "misconduct."

     Misconduct: Should optionee's service be terminated for "misconduct," then the option shall terminate immediately and cease to remain outstanding and no further shares may be exercised thereunder. "Misconduct" is defined to include the commission of any act of fraud, embezzlement or dishonesty by the optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of Broadcom (or any subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of Broadcom (or subsidiary) in a material manner.

     Permanent Disability: The optionee may exercise vested options within twelve months after cessation of service because of a "permanent disability," where such "permanent disability" is defined consistent with Internal Revenue Code Section 22(e)(3).

     Death: If the optionee's service terminates by reason of death, the option may be exercisable, to the extent vested, for up to twelve months after the date of the optionee's death.

     Transferability: The New Options are non-transferable other than by will or laws of descent. However, if option is non-statutory option then it may be assigned, under optionee's estate plan, to optionee's immediate family or trust established for an immediate family member.

     Arbitration. All disputes relating to the New Options or Supplemental Options will be settled by mandatory arbitration proceedings.

     Acceleration Upon Change of Control: In general, there will not be any accelerated vesting of options or outstanding shares upon a change of control, if the option plan is assumed by the successor corporation or is replaced with a cash incentive program. However, if neither of these conditions are met, then the vesting of outstanding options or shares shall automatically accelerate immediately prior to the to the effective date of the change of control.

     Security to be Received Upon Exercise of Outstanding Shares: All of the New Options will entitle the holders to purchase Class A common stock, even if the original option entitled the holder to purchase Class B common stock.

     The following table summarizes certain benefits which will be forfeited by the optionee upon exchange and cancellation of certain Eligible Options and Required Options for the New Options and Supplemental Options. We strongly urge you to review the terms of your individual options prior to determining whether or not to tender your options, as the following is not intended to provide a comprehensive discussion of the differences.

--------------------------------------------------------------------------------------------------------------
        ACQUIRED            APPLICABLE STOCK     SUMMARY OF CERTAIN BENEFITS TO BE FORFEITED UPON EXCHANGE AND
        COMPANY               OPTION PLAN                  CANCELLATION OF CERTAIN ELIGIBLE OPTIONS
--------------------------------------------------------------------------------------------------------------
 ALLAYER COMMUNICATIONS   1997 Equity Incentive   Misconduct: The option may be exercisable, to the extent
                          Plan (as amended        vested, for up to thirty (30) days after a termination for
                          September 2000)         misconduct.
                                                  Disability: The option may be exercisable, to the extent
                                                  vested, for up to twelve (12) months after cessation of
                                                  service because of a "disability," where "disability" is not limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
--------------------------------------------------------------------------------------------------------------
                          Form of Incentive       Disability: The option may be exercisable, to the extent
                          Stock Option            vested, for up to twelve (12) months after cessation of
                          Agreement and Form of   service because of a "disability," where "disability" is not
                          Nonstatutory Stock      limited to "disability" as defined in Internal Revenue Code
                          Option Agreement        Section 22(e)(3).
                                                  Death: If optionee dies within three (3) months after
                                                  employment has ended for any reason, then the vested portion of the option may be exercisable for up to twelve (12)
                                                  months after employment ends.
--------------------------------------------------------------------------------------------------------------
 ALTIMA COMMUNICATIONS,   1997 Stock Option       Death or Disability: All outstanding options accelerate upon
 INC.                     Plan and Stock Option   death or "disability" and remain exercisable for the
                          Agreements (NSO) and    remainder of the option term, where "disability" is not
                          (ISO)                   limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
                                                  Misconduct: The option may be exercisable, to the extent
                                                  vested, for up to thirty (30) days after a termination for misconduct.
                                                  Special Acceleration: Certain individuals may be entitled to partial acceleration of their options in the event their
                                                  employment were to terminate under certain circumstances
                                                  prior to September 8, 2001.
--------------------------------------------------------------------------------------------------------------
 ALTOCOM, INC.            1997 Stock Plan and     Misconduct: The option may be exercisable, to the extent
                          Stock Option            vested, for up to three (3) months after a termination for
                          Agreement               misconduct.
                                                  Disability: The option may be exercisable, to the extent
                                                  vested, for up to six (6) months following cessation of
                                                  service due to "disability," where "disability" is not
                                                  limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
                                                  Security to be Received Upon Exercise of Outstanding
                                                  Shares: The optionee has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.
--------------------------------------------------------------------------------------------------------------
 BLUESTEEL NETWORKS,      1999 Stock Incentive    Security to be Received Upon Exercise of Outstanding
 INC.                     Plan and Stock Option   Shares: The optionee has the right to receive Class B common
                          Agreement               stock, which has certain superior voting rights than Class A common stock.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
        ACQUIRED            APPLICABLE STOCK     SUMMARY OF CERTAIN BENEFITS TO BE FORFEITED UPON EXCHANGE AND
        COMPANY               OPTION PLAN                  CANCELLATION OF CERTAIN ELIGIBLE OPTIONS
--------------------------------------------------------------------------------------------------------------
 ELEMENT 14, INC.         Unapproved Share        Dissolution: If the company adopts a resolution for
                          Option Scheme           dissolution, liquidation or winding up, any outstanding
                                                  option may be exercised within six (6) months of the
                                                  adoption of the resolution.
                                                  Disability: The option may be exercisable, to the extent
                                                  vested, for up to twelve (12) months after cessation of
                                                  service due to "disability," where "disability" is not
                                                  limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
--------------------------------------------------------------------------------------------------------------
 EPIGRAM, INC.            1996 Stock Plan and     Misconduct: The option may be exercisable, to the extent
                          Agreement               vested, for up to thirty (30) days after a termination for misconduct.
                                                  Acceleration upon Change of Control: Upon a change of
                                                  control, certain then unvested option shares will vest,
                                                  unless such acceleration would cause a change of control
                                                  transaction that was intended to be accounted for as a
                                                  "pooling of interests" to become ineligible for such
                                                  treatment, in which case there would be no acceleration.
                                                  Security to be Received Upon Exercise of Outstanding
                                                  Shares: The optionee has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.
--------------------------------------------------------------------------------------------------------------
 INNOVENT SYSTEMS, INC.   2000 Stock              Disability: The option may be exercisable, to the extent
                          Option/Stock Issuance   vested, for up to twelve (12) months following cessation of
                          Plans and Stock         service due to "disability," where "disability" is not
                          Option Agreements       limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
--------------------------------------------------------------------------------------------------------------
 NEWPORT COMMUNICATIONS,  1998 Stock              Disability: The option may be exercisable, to the extent
 INC.                     Option/Stock Issuance   vested, for up to twelve (12) months following cessation of
                          Plan and Stock Option   service due to "disability," where "disability" is not
                          Agreement               limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
--------------------------------------------------------------------------------------------------------------
 PIVOTAL TECHNOLOGIES     1998 Stock Option       Disability: The option may be exercisable, to the extent
 CORP.                    Plan and Stock Option   vested, for up to six (6) months following cessation of
                          Agreement               service due to "disability," where "disability" is not
                                                  limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
                                                  Misconduct: The option may be exercisable, to the extent
                                                  vested, for up to thirty (30) days after a termination for misconduct.
                                                  Security to be Received Upon Exercise of Outstanding
                                                  Shares: The optionee has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
        ACQUIRED            APPLICABLE STOCK     SUMMARY OF CERTAIN BENEFITS TO BE FORFEITED UPON EXCHANGE AND
        COMPANY               OPTION PLAN                  CANCELLATION OF CERTAIN ELIGIBLE OPTIONS
--------------------------------------------------------------------------------------------------------------
 PUYALLUP INTEGRATED      1996 Stock Option       Death: The personal representative of optionee's estate may
 CIRCUIT COMPANY          Plan (Amended and       exercise vested options post-death until the option term
                          Restated)               expires.
                                                  Change of Control: The company must provide optionee fifteen
                                                  (15) days notice before a change in control, and if the
                                                  options will not be assumed in connection with the change of control, the optionee may exercise all vested options as of the date of (i) shareholder approval of transaction (if
                                                  required for the transaction) or (ii) ten (10) days prior to effective date of change in control (if no shareholder
                                                  approval necessary for transaction).
--------------------------------------------------------------------------------------------------------------
 SERVERWORKS CORPORATION  Stock Option            Termination: The option may be exercisable, to the extent
                          Agreement (NSO) for     vested, for up to six (6) months after termination.
                          2000 Long Term
                          Incentive Plan          Death or Disability: If cessation of service is a result of death or "permanent disability," the vested portion of the option may be exercisable for up to eighteen (18) months
                                                  after service ends. A "permanent disability" exists if
                                                  optionee is unable to perform his/her ordinary and customary duties as a service provider of the company by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months.
--------------------------------------------------------------------------------------------------------------
                          Stock Option Plan 1.1   Disability: The optionee may have up to six (6) months to
                          (as amended and         exercise vested options following cessation of service due
                          restated)               to "disability," where "disability" is not limited to
                                                  "disability" as defined in Internal Revenue Code Section
                                                  22(e)(3).
--------------------------------------------------------------------------------------------------------------
                          Non-statutory           Termination of Service: The option, to the extent vested on
                          Agreement for Stock     the date of termination of optionee's service, may be
                          Option Plan 1.1 (as     exercisable for up to six (6) months after service ends. If
                          amended and restated)   termination is a result of death or "permanent disability,"
                                                  then optionee may have up to eighteen (18) months in which to exercise vested options. A "permanent disability" exists if optionee is unable to perform his/her ordinary and
                                                  customary duties as a service provider of the company by
                                                  reason of any medically determinable physical or mental
                                                  impairment which can be expected to last for a continuous
                                                  period of not less than twelve (12) months.
--------------------------------------------------------------------------------------------------------------
                          Incentive Stock         Termination of Service: The option, to the extent vested on
                          Option Agreement for    the date of termination of optionee's service, may be
                          Stock Option Plan 1.1   exercisable for up to six (6) months after service ends. If
                          (as amended and         termination is a result of death or "permanent disability,"
                          restated)               then optionee may have up to eighteen (18) months in which to exercise vested options. A "permanent disability" exists if optionee is unable to perform his/her ordinary and
                                                  customary duties as a service provider of the company by
                                                  reason of any medically determinable physical or mental
                                                  impairment which can be expected to last for a continuous
                                                  period of not less than twelve (12) months.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
        ACQUIRED            APPLICABLE STOCK     SUMMARY OF CERTAIN BENEFITS TO BE FORFEITED UPON EXCHANGE AND
        COMPANY               OPTION PLAN                  CANCELLATION OF CERTAIN ELIGIBLE OPTIONS
--------------------------------------------------------------------------------------------------------------
 SIBYTE, INC.             2000 Key Employee       Disability: The option may be exercisable, to the extent
                          Stock Plan and Stock    vested, for up to six (6) months following cessation of
                          Option Agreement        service due to "disability," where "disability" is not
                                                  limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
                                                  Misconduct: The option may be exercisable, to the extent
                                                  vested, for up to seven (7) days after a termination for
                                                  misconduct.
--------------------------------------------------------------------------------------------------------------
                          1998 Stock Incentive    No material differences.
                          Plan (as amended
                          5/11/99) and 1998
                          Stock Option
                          Agreement
--------------------------------------------------------------------------------------------------------------
 SILICON SPICE INC.       1996 Stock Option       Change of Control: Upon a change of control where the
                          Plan and Incentive      acquiring corporation does not assume (or substitute for)
                          Stock Option            the outstanding options, such options become fully vested
                          Agreement               ten (10) days prior to the change of control.
                                                  Misconduct: The option may be exercisable, to the extent
                                                  vested, for up to sixty (60) days after a termination for
                                                  misconduct.
                                                  Death: The optionee's service shall be deemed to have ceased on account of death if optionee dies within 60 days after
                                                  the optionee's cessation of service.
                                                  Disability: The option may be exercisable, to the extent
                                                  vested, for up to twelve (12) months following cessation of service due to "disability," where "disability" is not
                                                  limited to "disability" as defined in Internal Revenue Code
                                                  Section 22(e)(3).
--------------------------------------------------------------------------------------------------------------
 STELLAR SEMICONDUCTOR,   1999 Equity Incentive   Change of Control: If the option holder is involuntarily
 INC.                     Plan and Stock Option   terminated (including resignation in certain circumstances)
                          Agreement               within eighteen (18) months following the change of control, the option will immediately vest in full and remain
                                                  exercisable until the earlier of the expiration date or
                                                  twelve (12) months after involuntary termination.
                                                  Death: The optionee's service shall be deemed to have ceased on account of death if optionee dies within three (3) months after the optionee's cessation of service.
                                                  Security to be Received Upon Exercise of Outstanding
                                                  Shares: The optionee has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
        ACQUIRED            APPLICABLE STOCK     SUMMARY OF CERTAIN BENEFITS TO BE FORFEITED UPON EXCHANGE AND
        COMPANY               OPTION PLAN                  CANCELLATION OF CERTAIN ELIGIBLE OPTIONS
--------------------------------------------------------------------------------------------------------------
 STELLAR SEMICONDUCTOR,   1997 Stock              Disability: The option may be exercisable, to the extent
 INC.                     Option/Stock Issuance   vested, for up to twelve (12) months following cessation of
                          Plan and Stock Option   service due to "disability," where "disability" is defined
                          Agreement               as the inability to engage in any substantial gainful
                                                  activity as determined by the plan administrator.
                                                  Accelerated Vesting Provision: Certain option shares may
                                                  vest upon an accelerated basis in accordance with the terms and conditions of any special addendum attached to the Stock
                                                  Option Agreement.
                                                  Security to be Received Upon Exercise of Outstanding
                                                  Shares: The optionee has the right to receive Class B common stock, which has certain superior voting rights than Class A common stock.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                          CERTAIN OUTSTANDING OPTIONS

              HAVING AN EXERCISE PRICE PER SHARE OF $45.00 OR MORE

                                       OF

                              BROADCOM CORPORATION

                            ------------------------

     Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to the Shareholder Services Department or the Human Resources Department, Broadcom Corporation, 16215 Alton Parkway, Irvine, California 92618-3616 (telephone:
(949) 585-6400 or (949) 585-5700) (facsimile: (949) 450-1484) (e-mail:
tenderoffer@broadcom.com).

                            ------------------------

                                  May 24, 2001

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